Exhibit 10.1

EXECUTION VERSION

$365,000,000

CREDIT AGREEMENT

Dated as of April 23, 2008

among

LOCAL INSIGHT REGATTA HOLDINGS, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTIES HERETO,

as Guarantors,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and as Collateral Agent,

J.P. MORGAN SECURITIES INC. and LEHMAN BROTHERS INC.,

as Joint Lead Arrangers,

J.P. MORGAN SECURITIES INC., LEHMAN BROTHERS INC., WACHOVIA CAPITAL

MARKETS, LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Bookrunners,

LEHMAN BROTHERS INC. and WACHOVIA CAPITAL MARKETS, LLC,

as Co-Syndication Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Documentation Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

-i-

-ii-

-iii-

-iv-

SCHEDULES:

1.1A	Mortgaged Properties
1.1B	Refinancing Indebtedness
1.1C	Commitments
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.9	Intellectual Property
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
5.1(h)	Local Counsel
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments
7.10(f)	Transactions with Affiliates
7.14	Restrictions on Subsidiary Distributions

EXHIBITS:

A	Form of Account Designation Notice
B	Form of Assignment and Assumption
C	Form of Borrowing Notice
D	Form of Compliance Certificate
E	Form of Guaranty and Collateral Agreement
F-1	Form of Term Note
F-2	Form of Revolving Credit Note
F-3	Form of Swing Line Note
G	Form of Closing Certificate
H	[Reserved]
I	Form of Funding Indemnity Letter
J	Form of Interest Election Request
K	Form of United States Tax Compliance Certificate

-v-

CREDIT AGREEMENT, dated as of April 23, 2008, among LOCAL INSIGHT REGATTA HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined herein), the several banks and other financial institutions as are, or may from time to time become, parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), and JPMORGAN CHASE BANK, N. A., a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower and L.M. Berry and Company, a Georgia corporation (the “Seller”), have entered into that certain Asset Purchase Agreement, dated as of February 1, 2008 (as amended by Amendment No. 1, dated April 11, 2008, Amendment No. 2, dated April 17, 2008 and Amendment No. 3, dated April 18, 2008, the “Acquisition Agreement”), whereby the Borrower or a Subsidiary Guarantor will acquire (the “Acquisition”) substantially all of the assets of the “Independent Line of Business Segment” (the “Acquired Business”) of the Seller;

WHEREAS, the Borrower has requested that the Lenders provide credit facilities in an aggregate amount of $365,000,000 (the “Credit Facilities”) for the purposes hereinafter set forth; and

WHEREAS, the Lenders are willing to make such Credit Facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Account Designation Notice”: the Account Designation Notice dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit A.

“Accounting Change”: as defined in Section 10.15.

“Acknowledgement and Consent”: as defined in the Guaranty and Collateral Agreement.

“Acquired Business”: as defined in the recitals hereto.

“Acquisition”: as defined in the recitals hereto.

“Acquisition Agreement”: as defined in the recitals hereto.

“Additional Term Loans”: Incremental Term Loans made on the same terms as the Term Loans made on the Closing Date and effected as an increase to the aggregate Term Loan Commitments (except as to issue price).

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) prior to the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Loan under each Credit Facility, the rate per annum set forth opposite such Credit Facility under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Credit Facility	3.00%	4.00%
Term Loan Facility	3.00%	4.00%

provided that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin for the Revolving Credit Facility will be determined pursuant to the Pricing Grid.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding (i) any equity issuances by the Borrower to Holdings or equity issuances pursuant to Section 7.5(d) and (ii) any such Disposition permitted by clause (a), (b), (c), (g), (h), (i), (j) or (k) of Section 7.5).

“Assignee”: as defined in Section 10.6(c).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Assignor”: as defined in Section 10.6(c).

“Assumption Agreement”: a joinder agreement to the Guaranty and Collateral Agreement executed and delivered by a new Subsidiary Guarantor in accordance with the provisions of Section 6.11(c).

“Attributable Debt”: in respect of any sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction and compounded annually, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations” set forth in this Section 1.1.

“Available Additional Basket”: as of any period beginning on the Closing Date and ending at any time of determination thereafter, with respect to any proposed use of the Available Additional Basket, an amount equal to (a) the sum of (i)(A) the amount of Excess Cash Flow less (B) the ECF Application Amount, in each case, for each Excess Cash Flow Period for which the financial statements required to be delivered for the period ending on the last day of such Excess Cash Flow Period under Section 6.1(a) have been delivered plus (ii) the aggregate amount of Net Cash Proceeds of any issuance of Permitted Capital Stock of Holdings or of any capital contribution to Holdings or Borrower from a Person that is a direct or indirect holder of Capital Stock of Holdings (or, prior to the Holdings Accession Date, a direct or indirect holder of Capital Stock of Borrower) after the Closing Date and at or prior to such time, in each case to the extent the Net Cash Proceeds thereof were actually contributed to the Borrower minus (b) the aggregate amount of Restricted Payments, Capital Expenditures, Investments and payments made and permitted under Sections 7.6(d) and (f), 7.7(d), 7.9(a) and 7.9(b), respectively, to the extent made during such period through utilization of the Available Additional Basket and excluding such proposed use of the Available Additional Basket (but including any other simultaneous proposed use of the Available Additional Basket).

“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then out-

standing; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) with respect to any Base Rate Loan that is outstanding for more than 30 days only, 4.75%. For purposes hereof, “Prime Rate” shall mean the prime commercial lending rate of the Administrative Agent as publicly announced from time to time by the Administrative Agent as its “prime rate.” The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for a borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit C, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Calculation Date”: as defined in the definition of Pro Forma Basis.

“Calculation Period”: as of any date, the period of four fiscal quarters of the Borrower and its Subsidiaries most recently ended, as of the last day of which period financial statements were required to be delivered pursuant to Section 6.1(a) or (b) or, prior to the first such delivery date, as of the most recent four quarter period for which financial statements of the Borrower are reasonably available.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests (including limited liability company interests) in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States (or, in the case of a Foreign Subsidiary, a foreign governmental obligor of the national government in which such Foreign Subsidiary is based), in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof (or, in the case of a Foreign Subsidiary, a foreign governmental obligor of the national government in which such Foreign Subsidiary is based) having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest at least 90% of their assets in those satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Agreement”: any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank”: any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change of Control”: the occurrence of any of the following events: (i) at any time prior to the consummation of an Initial Public Offering, the Permitted Investors shall cease to own, directly or indirectly, more than 50% of the amount of voting interests in the outstanding Capital Stock of Borrower; (ii) at any time from or after the consummation of an Initial Public Offering, the Permitted Investors shall cease to control and own, directly or indirectly, at least 30% of the voting interests in the outstanding Capital Stock of Borrower and any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding the Permitted Investors, shall control and own, directly or indirectly, more than such percentage of voting interests controlled and owned by the Permitted Investors; (iii) at any time prior to the consummation of an Initial Public Offering, the Permitted Investors shall cease to have the power (whether or not exercised), directly or indirectly, to elect a Voting Majority of the board of directors (or similar governing body) of Borrower; (iv) at any time upon or after the consummation of an Initial Public Offering, the Voting Majority of the board of directors of Borrower shall cease to consist of Continuing Directors; or (v) upon and following the Holdings Accession Date, Holdings shall cease to own and control, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower. For purposes of the foregoing, a “Voting Majority” means members of the board of directors (or similar governing body) of Borrower entitled to cast a majority of the votes to be cast by all members of the board (or similar governing body).

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived by the Administrative Agent) and the Loans are made hereunder.

“Closing Date Material Adverse Effect”: any state of facts, change, event, occurrence or effect that (i) has or would be reasonably likely to have a material adverse effect on the Transferred Assets (as defined in the Acquisition Agreement), taken as a whole, on their value, or on the properties, operations, business, condition (financial or otherwise), cash flow, income or results of operations of the Acquired Business, (ii) results in or would be reasonably likely to result in a material increase in the amount of the Assumed Liabilities (as defined in the Acquisition Agreement), taken as a whole, or (iii) has or would be reasonably likely to have a material adverse effect on the ability to perform the respective obligations of either party to the Acquisition Agreement under the Acquisition Agreement or on the ability of such party timely to consummate any of the transactions contemplated by the Acquisition Agreement; provided, however, that “Closing Date Material Adverse Effect” shall not include any change or effect arising out of or attributable to any of the following: (a) changes in general economic conditions or changes or effects that generally affect the publishing industry or any segment thereof (including legal and regulatory changes, and changes or effects generally affecting any national, regional or local market for any publishing service) after the date hereof, unless in the case of the foregoing such state of facts, change, event, occurrence or effect has had or would be reasonably likely to have a materially disproportionate effect with respect to the Acquired Business as compared to other Persons in the telephone directory publishing industry, (b) changes or effects resulting from matters disclosed on Schedule 9.1(mm) to the Acquisition Agreement or changes or effects arising from the announcement or consummation of the transactions contemplated by the Acquisition Agreement, or the taking of any action contemplated by or permitted by the Acquisition Agreement, (c) changes or effects affecting the financial or securities markets generally after the date hereof, unless in the case of the foregoing such change or effect has had or would be reasonably likely to have a materially disproportionate effect with respect to the Acquired Business as compared to other Persons in the telephone directory publishing industry, or (d) changes or effects arising or resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event occurring after the date hereof, unless in the case of the foregoing such change or effect has had or would be reasonably likely to have a materially disproportionate effect with respect to the Acquired Business as compared to other Persons in the telephone directory publishing industry.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: collectively, the Article 9 Collateral and Pledged Collateral (each as defined in the Guaranty and Collateral Agreement and the Mortgaged Property (as defined in each Mortgage).

“Collateral Agent”: as defined in the preamble hereto.

“Commitment”: with respect to any Lender at any time, each of the Term Loan Commitment, the Other Term Loan Commitment, the Revolving Credit Commitment and the Other Revolving Credit Commitment of such Lender at such time.

“Commitment Fee”: as defined in Section 2.9(a).

“Commitment Fee Rate”: 1/2 of 1% per annum; provided that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commitment Letter”: the Commitment Letter, dated February 1, 2008, among the Borrower and the Lenders.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower or any Subsidiary within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower or any Subsidiary and that is treated as a single employer under Section 414(b) or (c) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit D.

“Consolidated Current Assets”: of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities”: of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the Borrower, (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication, all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans or Letters of Credit, to the extent otherwise included therein.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense (and franchise tax in the nature of income tax and any state single business unitary or similar tax), (b) consolidated interest expense of such Person and its Subsidiaries calculated in accordance with GAAP, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any other extraordinary or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges (including, without limitation, non-cash expenses resulting from the grant or periodic remeasurement of stock options or other equity-related incentives (and, for the avoidance of doubt, including any non-cash expenses related to any stock option or other equity-related incentives resulting from the acceleration of vesting in the event of a change in control) to any director, officer, employee, former employee or consultant of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Borrower, (g) goodwill and impairment charges, (h) reductions resulting from the application of purchase accounting (including the reduction of revenue from any writedown of deferred revenue), (i) the fees and expenses actually incurred during such period in connection with the Transaction, to the extent incurred on or before the date that is six months following the Closing Date, (j) fees, costs and expenses (to the extent such fees, costs and expenses cannot be capitalized) incurred during such period in connection with any proposed or actual (1) issuance of any Indebtedness or Capital Stock permitted hereunder, or any proposed or actual investments (including any Permitted Acquisitions), asset sales or divestitures permitted hereunder, and (2) entity rationalization, legal, tax structuring and other costs and expenses directly incurred in connection with any merger, consolidation, liquidation, dissolution or disposition permitted by Section 7.4, (k) the amount of monitoring or management or similar fees, and reimbursement of out-of-pocket costs and expenses in connection therewith, paid (or payable but accrued) to the Sponsor or any of its Control Investment Affiliates or any of its Affiliates in an aggregate amount not to exceed $500,000 in any fiscal year of Borrower, (l) the amount of any minority interest expense deducted in computing such Consolidated Net Income and (m) for any period ending on or prior to June 30, 2009, fees, costs and expenses incurred in connection with entity rationalization, legal, structuring, tax and other costs and expenses resulting from or in connection with the Acquisition; provided that the sum of clauses (g) and (h) that are not non-cash charges plus clauses (j) through (l) shall not exceed 10% of Consolidated EBITDA of such Person for such period as calculated without giving effect to the sum of clauses (g) and (h) that are not non-cash charges plus clauses (j) through (l) (but, for the avoidance of doubt, giving full effect to clauses other than (g), (h), (j), (k) or (l) of this sentence), and minus, to the extent included in the statement of such Consolidated Net Income for such period, if any, the sum of (a) interest income (except to the extent deducted in determining consolidated interest expense calculated in accordance with GAAP), (b) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. In addition, Consolidated EBITDA shall be adjusted to the extent a Subsidiary is designated as an Unrestricted Subsidiary or an Unrestricted Subsidiary shall no longer be an Unrestricted Subsidiary. Notwithstanding the foregoing, (x) Consolidated EBITDA for the Borrower and its Subsidiaries calculated on a Pro Forma Basis for the Transaction (i) for the fiscal quarter ended June 30, 2007 shall be deemed to be $25,300,000, (ii) for the fiscal quarter ended September 30, 2007 shall be deemed to be $25,300,000 and (iii) for the fiscal quarter ended December 31, 2007 shall be deemed to be $25,300,000 and (y) Consolidated EBITDA for the Acquired Business for the fiscal quarter ended March 31, 2008 shall be deemed to be $9,900,000; provided that at any time that Consolidated EBITDA is being used for a calculation that includes results from such fiscal quarter ended March 31, 2008, the Borrower shall represent and warrant to the Lenders that, to the best of the Borrower’s knowledge, either (x) the portion of Consolidated EBITDA (as the same is calculated on a Pro Forma Basis) generated by the Acquired Business for such fiscal quarter is no less than $9,900,000 or (y) if such portion of Consolidated EBITDA generated by the Acquired Business is less than $9,900,000, for purposes of such calculation such portion shall be deemed to be such lesser amount. Consolidated EBITDA shall be calculated on a Pro Forma Basis.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

“Consolidated Interest Expense”: of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that for the avoidance of doubt the payment of the Fee Amount itself on the Closing Date shall not be deemed to constitute cash interest expense. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Expense for the fiscal quarters ending June 30, 2008, September 30, 2008 and December 31, 2008, Consolidated Interest Expense shall be annualized during such fiscal quarters such that (a) for the calculation of Consolidated Interest Expense as of June 30, 2008, Consolidated Interest Expense for the fiscal quarter then ending will be multiplied by four (4) (with the Consolidated Interest Expense for the fiscal quarter ending June 30, 2008 for all purposes of this definition being equal to the product obtained by multiplying (x) the Consolidated Interest Expense accruing from and including the Closing Date to and including the last day of the fiscal quarter ending June 30, 2008 times (y) a fraction, the numerator of which is the number of days in the fiscal quarter ending June 30, 2008 and the denominator of which is the number of days in the period from and including the Closing Date to and including the last day of the fiscal quarter ending June 30, 2008), (b) for the calculation of Consolidated Interest Expense as of September 30, 2008, Consolidated Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of Consolidated Interest Expense as of December 31, 2008, Consolidated Interest Expense for the three fiscal quarter period then ending will be multiplied by one and one-third (1-1/3). Except to the extent otherwise reflecting the Transactions occurring on the Closing Date pursuant to the immediately preceding sentence, Consolidated Interest Expense shall be calculated on a Pro Forma Basis.

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of Borrower for such period.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower for any period, there shall be excluded (a) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary (except to the extent such restriction has been waived).

“Consolidated Senior Debt”: all Consolidated Total Debt of Borrower and its Subsidiaries other than (a) Subordinated Debt of Borrower and its Subsidiaries and (b) any other Indebtedness of Borrower and its Subsidiaries that is contractually subordinated in right of payment to the Obligations (in the case of the Borrower) or the Guaranteed Obligations of the Guarantors under Section 2 of the Guaranty and Collateral Agreement (in the case of any Guarantor).

“Consolidated Senior Secured Debt”: all Consolidated Senior Debt that is secured by Liens on any assets or properties of Borrower or any of its Subsidiaries.

“Consolidated Senior Secured Debt Ratio”: as of the last day of any period of four consecutive fiscal quarters of Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA of Borrower for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of Indebtedness of Borrower and its Subsidiaries at such date (provided that for the purposes of this definition of Consolidated Total Debt, Indebtedness of the type described in clause (f) of the definition thereof shall be limited to the extent the obligations thereunder are actually due and payable), net of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries at such date in an aggregate amount not to exceed $5,000,000, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Borrower and its Subsidiaries on such date less (b) Consolidated Current Liabilities of the Borrower and its Subsidiaries on such date.

“Consulting Agreement”: that certain consulting agreement dated as of January 3, 2007 between Welsh, Carson, Anderson & Stowe IX, L.P. (and assigned and assumed from Welsh, Carson, Anderson & Stowe IX, L.P. to and by Local Insight Media Inc., a Delaware corporation on April 16, 2008) and the Borrower, as the same may be amended, modified or replaced from time to time following the Closing Date, so long as such amendment, modification or replacement shall be no less favorable to the Borrower and the Subsidiaries in any material respect than such agreement as in effect immediately prior to such amendment, modification or replacement.

“Continuing Directors”: the directors of Borrower on the Closing Date, after giving effect to the Acquisition, and each other director of Borrower, if, in each case, such other director’s nomination for election to the board of directors of Borrower is recommended by at least a majority of the then Continuing Directors or such other director was nominated or appointed by a Permitted Investor in his or her election to the board of directors of Borrower.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person or other Person identified in clause (a) above primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Co-Syndication Agents”: Lehman Brothers Inc. and Wachovia Capital Markets, LLC, acting in their capacity as co-syndication agents.

“Credit Facilities”: as defined in the recitals hereto, including each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”). From and after the date of the making of any Other Term Loan, Additional Term Loan or Revolving Commitment Increase hereunder as provided in Section 2.25, the term “Credit Facilities” shall thereafter be deemed to include the applicable Other Term Loan Facility, Additional Term Loan and/or Revolving Commitment Increase.

“Default”: any of the events specified in Section 8, which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 8, would, unless cured or waived, become an Event of Default.

“Defaulting Lender”: at any time, any Lender that is in default with respect to its obligation to make Loans hereunder at such time.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment (other than an assignment for security), conveyance, transfer or other disposition thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”: Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting in its capacity as documentation agent.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia and that is a not a Foreign Subsidiary.

“ECF Application Amount”: with respect to any Excess Cash Flow Period, (i) the product of the applicable ECF Percentage times the Excess Cash Flow for such Excess Cash Flow Period minus (ii)(x) the aggregate principal amount of all prepayments of the Term Loans pursuant to Sections 2.11(a) and 2.12(b) and, to the extent accompanied by a permanent reduction of Revolving Credit Commitments in the amount of such prepayment, prepayments of Revolving Credit Loans and Swing Line Loans pursuant to Sections 2.11(a) and 2.12(b), in each case made by the Borrower during such Excess Cash Flow Period to the extent not financed with the incurrence of long-term Indebtedness (other than Revolving Credit Loans) and (y) for the Excess Cash Flow Period ending on December 31, 2008, the amount by which the Revolving Credit Loans and Swing Line Loans outstanding at 5:00 p.m. New York time on the Closing Date (not to exceed the Fee Amount) exceeds the Revolving Credit Loans and Swing Line Loans outstanding at 5:00 p.m. New York time on December 31, 2008.

“ECF Percentage”: with respect to any fiscal year of the Borrower, 75%; provided that the ECF Percentage shall be (a) 50% if the Consolidated Leverage Ratio of the Borrower as of the last day of such fiscal year is less than 4.5 to 1.0 but greater than or equal to 3.75 to 1.0 and (b) 25% if the Consolidated Leverage Ratio of the Borrower as of the last day of such fiscal year is less than 3.75 to 1.0.

“Environment”: ambient air, indoor air, surface water, groundwater, land and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, commonwealth, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the Environment, or of human health (to the extent relating to exposure to Materials of Environmental Concern), or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01, the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum equal to the greater of (i) 3.75% and (ii) the rate determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans, the then current Interest Periods of all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the positive difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital of the Borrower for such fiscal year (except as a result of the reclassification of items from short-term to long-term and vice versa), (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) during such fiscal year, the increase in deferred tax liability or decrease in deferred tax asset accounts of the Borrower minus

(b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount of expenditures (not to exceed $10,000,000 in the aggregate in the case of the immediately succeeding clause (y)) actually paid by the Borrower and its Subsidiaries in cash during such fiscal year (x) on account of Capital Expenditures and/or (y) to make Permitted Business Acquisitions (minus the sum of (I) the principal amount of long-term Indebtedness (other than Revolving Credit Loans) incurred in connection with such expenditures, (II) the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount and (III) the amount of any such expenditures financed with the proceeds of any issuance of Permitted Capital Stock of Holdings or capital contribution to Holdings from a Person that is a direct or indirect holder of Capital Stock of Holdings (or, prior to the Holdings Accession Date, a direct or indirect holder of Capital Stock of Borrower)), (iii) all optional prepayments of Funded Debt of the Borrower or any Subsidiary made during such fiscal year (other than (x) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder, (y) to the extent such prepayments are funded with long-term Indebtedness or (z) prepayments under any of the Credit Facilities), (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt of Borrower or any Subsidiary made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and other than in connection with a refinancing thereof), (v) the amount of the increase, if any, in Consolidated Working Capital of the Borrower for such fiscal year (except as a result of the reclassification of items from long-term to short-term and vice-versa), (vi) the aggregate net amount of non-cash gain on the Disposition of Property by any Subsidiary during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) during such fiscal year, the decrease in deferred tax liability or increase in deferred tax asset accounts of the Borrower, (viii) cash payments by the Borrower or any Subsidiary during such fiscal year in respect of non-current liabilities of the Borrower or any Subsidiary other than Indebtedness, (ix) the aggregate amount of Investments (but not to exceed $2,500,000 in the aggregate in the case of Investments made pursuant to Sections 7.8(h) and (j)) made in cash during such fiscal year pursuant to Section 7.8 (other than Sections 7.8(b), (c), (g), (o) and (s)), in each case, intercompany Investments among the Borrower and its Subsidiaries) to the extent that such Investments were financed with internally generated cash flow of the Borrower or its Subsidiaries and (x) to the extent not otherwise reducing Consolidated Net Income of the Borrower, Restricted Payments made in cash during such fiscal year pursuant to Section 7.6(c) or (h) to a Person other than Borrower or a Subsidiary.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Excess Cash Flow Period”: (i) the period taken as one accounting period from July 1, 2008 and ending on December 31, 2008 and (ii) each fiscal year of the Borrower thereafter.

“Excess Interest”: any interest imposed by a relevant taxing authority in excess of underpayment rate described under Section 6621(a)(2) of the Code or similar provisions under the state or local tax laws.

“Excess Net Cash Proceeds”: as defined in Section 2.12(b).

“Excluded Taxes”: with respect to the Administrative Agent and any Lender (which term shall include the Issuing Lender for the purpose of this definition), (i) taxes imposed on the Administrative Agent or any Lender as a result of the recipient being organized or incorporated in, or having its principal office in, such jurisdiction or in the case of any Lender, having its applicable lending office in such jurisdiction, or as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, enforced, delivered, performed its obligations, become a party to or received any payment under this Agreement or any other Loan Document), provided that, for the avoidance of doubt, a U.S. federal withholding tax under the current version of Sections 871(a), 881(a), 1441 or 1442 of the Code shall not be an Excluded Tax under this clause (i); (ii) U.S. federal withholding tax imposed on amounts payable to a Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office (other than pursuant to Section 2.23), except to the extent that such Lender or Lender’s assignor (if any) was entitled, at the time of the designation of a new lending office or assignment, to receive additional amounts with respect to such U.S. federal withholding taxes pursuant to Section 2.20(a) and (iii) any Taxes that are attributable to a Lender’s failure to comply with the requirements of Section 2.20(e) (i.e. failure to deliver a form that it is legally entitled to deliver).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Amount”: the product of (x) the principal amount of Term Loans made on the Closing Date multiplied by (y) the Fee Percentage.

“Fee Letter”: the Fee Letter, dated February 1, 2008, among the Borrower and the Lenders.

“Final Maturity Date”: the latest of the Revolving Credit Termination Date, the Term Loan Maturity Date and the final maturity date applicable to any Other Term Loans, as of any date of determination.

“Financial Condition Covenant”: each covenant set forth in Section 7.1.

“Foreign Lender”: as defined in Section 2.20(e).

“Foreign Subsidiary”: (a) any direct or indirect Subsidiary of a Person which is (i) organized under the laws of a Non-U.S. Jurisdiction and (ii) a controlled foreign corporation within the meaning of Section 957(a) of the Code (a “CFC”) or a Subsidiary of a CFC and (b) any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia, if all of its material assets consist of stock in entities described in clause (a).

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender”: as defined in Section 10.6(g).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the Subsidiary Guarantors and, upon and following the Holdings Accession Date, Holdings, collectively.

“Guaranty and Collateral Agreement”: the Guaranty and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time.

“Hedge Agreements”: as to any Person, all interest rate swaps, currency exchange agreements, commodity swaps, caps or collar agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies. For avoidance of doubt, Hedge Agreements shall include any interest rate swap or similar agreement that provides for the payment by the Borrower or any of its Subsidiaries of amounts based upon a floating rate in exchange for receipt by the Borrower or such Subsidiary of amounts based upon a fixed rate.

“Holdings”: as defined in Section 6.14. Holdings shall be deemed not to exist prior to the Holdings Accession Date.

“Holdings Accession Date”: as defined in Section 6.14.

“Increased Amount Date”: as defined in Section 2.25.

“Incremental Assumption Agreement”: an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Commitment”: the collective reference to commitments to provide Revolving Credit Increases and Incremental Term Loan Commitments.

“Incremental Facilities”: the credit facilities made pursuant to any Incremental Commitment.

“Incremental Lender”: a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.

“Incremental Term Loan Commitment”: the commitment of any Lender, established pursuant to Section 2.25, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans”: Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.1(b). Incremental Term Loans may be made in the form of (a) Additional Term Loans or (b) to the extent permitted by Section 2.25 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables and accrued expenses incurred in the ordinary course of business, (ii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person and (iii) liabilities resulting from the application of FAS150), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property ac-

quired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in clauses (a) through (e), (g) and (h) of this definition, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person prior to 6 months after the Final Maturity Date (other than any such obligation in respect of Capital Stock (x) payable upon a Change of Control or Asset Sale (if any); provided that (i) such Capital Stock repayment is first subject to a waiver by the Lenders or (ii) in the case of an Asset Sale, such Net Cash Proceeds are first required to be applied in accordance with this Agreement or (y) held by an employee which is contingent upon the death, disability or other termination of employment of such employee, (h) the liquidation value of all preferred Capital Stock of any Subsidiary of such Person; provided that this clause (h) shall not apply to preferred Capital Stock issued by any Subsidiary to the Borrower or any Subsidiary Guarantor, and (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (h) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that, if such Person has not assumed or become liable for the payment of such obligation, the amount of such Indebtedness shall be limited to the lesser of (i) the principal amount of the obligations being secured and (ii) the fair market value of the encumbered Property, (k) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Hedge Agreements and (l) all Indebtedness of any partnership, unlimited liability company or unincorporated joint venture in which such Person is a general partner, member or a joint venturer, respectively.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Initial Public Offering”: an initial primary underwritten public offering of the common stock of Holdings or the IPO Issuer, at any time after the Holdings Accession Date, other than any public offering or sale pursuant to a registration statement on Form S-8 or a comparable or successor form.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Debt”: as defined in Section 10.16.

“Interest Election Request”: a request by the Borrower to convert or continue a borrowing of Revolving Credit Loans or a borrowing of Term Loans in accordance with Section 2.13(a), substantially in the form of Exhibit J.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan (other than upon the final maturity thereof)), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months, or subject to availability to all applicable Lenders, nine or twelve months, thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto or such other period that is twelve months or less as requested by the Borrower and consented to by all of the Lenders; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months, or, subject to availability to all applicable Lenders, nine or twelve months, thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto or such other period that is twelve months or less as requested by the Borrower and consented to by all of the Lenders; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on any Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”: as defined in Section 7.8.

“IPO Issuer”: Holdings or a corporation or other Person which owns, directly or indirectly, 100% of the outstanding equity interests of Holdings and which, after the Holdings Accession Date, has consummated an Initial Public Offering.

“Issuing Lender”: JPMCB, in its capacity as issuer of Letters of Credit hereunder.

“Joint Bookrunners”: J.P. Morgan Securities Inc., Lehman Brothers Inc., Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting in their capacity as joint bookrunners for the Credit Facilities.

“Joint Lead Arrangers”: J.P. Morgan Securities Inc. and Lehman Brothers Inc., acting in their capacity as joint lead arrangers.

“JPMCB”: JPMorgan Chase Bank, N.A., together with its successors and/or assigns.

“L/C Commitment”: $10,000,000.

“L/C Fee Payment Date”: the last Business Day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBOR”: London Interbank Offered Rate for the corresponding deposits of U.S. dollars.

“Lien”: any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including, without limitation, any conditional sale or other title retention agreement and any capital lease). For the avoidance of doubt, “Lien” shall not be deemed to include any license or sublicense of Intellectual Property.

“LIM”: Local Insight Media, L.P., a Delaware limited partnership.

“Loan”: any loan made by any Lender pursuant to this Agreement, including any Incremental Term Loans made pursuant to Section 2.25.

“Loan Documents”: this Agreement, the Fee Letter, the Security Documents, the Notes, the Letters of Credit, any Assumption Agreement and all other agreements, documents, certificates and instruments executed and delivered to the Administrative Agent or any Lender in their capacity as such by any Loan Party in connection therewith.

“Loan Parties”: the Borrower, each Subsidiary of the Borrower that is a party to a Loan Document and, upon and following the Holdings Accession Date, Holdings.

“long-term Indebtedness”: Indebtedness, to the extent the liabilities thereunder are classified as “long term liabilities” in accordance with GAAP on the balance sheet of the obligor(s) of such Indebtedness.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the ability of the Loan Parties to perform any of their material payment obligations under the Loan Documents.

“Material Environmental Amount”: an amount or amounts payable by the Borrower and/or any of its Subsidiaries, that are in the aggregate in excess of $2,500,000 for costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation, damages to natural resources, punitive damages, fines, and penalties) pursuant to any Environmental Law.

“Material Subsidiary”: as defined in Section 8.1(f).

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea- formaldehyde insulation, asbestos, pollutants, contaminants, mold, radioactivity, and any other substances, materials, chemicals, wastes, compounds or constituents in any form that are regulated pursuant to or would give rise to liability under any Environmental Law.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1A, as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in a form to be reasonably agreed by the Collateral Agent and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, any Subsidiary or any Commonly Controlled Entity is obligated to contribute.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts provided as a reserve, in accordance with GAAP, or held in escrow (in each case, provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions during current period and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock, debt securities or instruments, the incurrence of loans or any capital contribution, the cash proceeds received from such issuance, sale, incurrence or contribution, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: with respect to the Administrative Agent and any Lender (which term shall include the Issuing Lender for the purpose of this definition), any Taxes other than Excluded Taxes.

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Letters of Credit or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OID”: as defined in Section 2.25(b).

“Other Taxes”: all present or future stamp, documentary or any other excise, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or un-

der any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Loan Commitment”: with respect to any Term Loan Lender, any Incremental Term Loan Commitment of such Term Loan Lender to make Incremental Term Loans consisting of Other Term Loans.

“Other Term Loan Facility”: with respect to any Other Term Loan made pursuant to Section 2.25, the Other Term Loan Commitments in respect thereof and the Other Term Loans made thereunder.

“Other Term Loans”: as defined in Section 2.25(a).

“Participant”: as defined in Section 10.6(b).

“Participant Register”: as defined in Section 10.6(b).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment Amount”: as defined in Section 3.5.

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Additional Debt”: any unsecured Indebtedness of the Borrower that is subordinated to the Obligations to at least the same extent that the Senior Subordinated Notes are subordinated to the Obligations that (i) is not scheduled to mature prior to the date that is six (6) months after the Final Maturity Date, (ii) prior to the date that is six (6) months after the Final Maturity Date, has no (x) scheduled amortization, (y) scheduled payments of principal or (z) prepayment or redemption events, except for such prepayment and redemption events that are no less favorable to the Borrower and its Subsidiaries than the prepayment events hereunder and so long as the terms of such unsecured Indebtedness require that the Loans be repaid prior to such unsecured Indebtedness being prepaid or redeemed as a result of such events and (iii) has covenants, events of default and other terms (except as to those matters specifically covered by clauses (i) and (ii) of this definition) that are not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than those set forth in this Agreement; provided that in no event shall such Indebtedness contain maintenance financial covenants more restrictive than those set forth in this Agreement.

“Permitted Business Acquisition”: any acquisition of all or substantially all of the assets of, or Capital Stock of, a Person or division or line of business of a Person (or any subsequent investment made in a previously acquired Permitted Business Acquisition) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be con-

tinuing or would result therefrom, (b) at least 90% of the Capital Stock of any acquired or newly formed Person is owned directly by the Borrower or a Wholly Owned Subsidiary, (c) the Borrower and its Subsidiaries shall be in compliance, after giving effect to such acquisition or formation on a Pro Forma Basis, with each Financial Condition Covenant, as of the last day of the most recent Calculation Period (and if the last date of any such Calculation Period is prior to the first Test Date, the levels under Section 7.1 for the Financial Condition Covenants for such first Test Date shall be deemed to apply for this purpose) and the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate to such effect, together with all relevant financial information for such Subsidiary or assets in the case of an acquisition of a Material Subsidiary, (d) not more than $1,000,000 of the assets, division or line of business to be acquired in such Permitted Business Acquisition shall be acquired by a Person that is not the Borrower or a Subsidiary Guarantor; provided that Persons that are not the Borrower or a Subsidiary Guarantor may not acquire more than $5,000,000 of the aggregate amount of the assets, division or line of business acquired in all Permitted Business Acquisitions and (e) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (other than Indebtedness expressly permitted by Section 7.2).

“Permitted Capital Stock”: any Capital Stock of Holdings that (x) does not include a dividend payable in anything other than Capital Stock of Holdings that otherwise satisfies the criteria set forth in the following clause (y) and (y) is not mandatorily redeemable by Holdings or any of its Subsidiaries or redeemable at the option of the holder of such Capital Stock, in each case prior to the sixth month anniversary of the Final Maturity Date (other than in connection with an asset sale or change of control if the Obligations and Holdings’s obligations under Section 2 of the Guaranty and Collateral Agreement are required to be paid prior to satisfying such put, redemption, repayment, sinking fund or similar provision).

“Permitted Investors”: the collective reference to the Welsh Parties and their Control Investment Affiliates.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan (other than a “multiemployer plan,” as defined in Section 3(37) of ERISA) that is covered by ERISA and in respect of which the Borrower, any Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code, a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guaranty and Collateral Agreement.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Prime Rate”: as defined in the definition of “Base Rate”.

“Pro Forma Basis”: as of any date of determination (the “Calculation Date”) for purposes of (x) determining compliance with Section 7.1 as of any Test Date (other than for pur-

poses of determining the permissibility of any Specified Transaction), the calculation of Consolidated EBITDA, Consolidated Interest Expense and Consolidated Net Income only, (y) determining the permissibility of any Specified Transaction, the calculation of the Financial Condition Covenants, the Consolidated Leverage Ratio or the Consolidated Senior Secured Debt Ratio (or any of the components thereof) and (z) determining the Applicable Margin, in each case giving effect to any Specified Transaction occurring during the Calculation Period in effect at such Calculation Date or after the end of such Calculation Period and on or prior to such Calculation Date and also giving pro forma effect to the following:

(a) the consummation of such Specified Transaction or any Disposition of Property outside of the ordinary course of business as of the first day of such Calculation Period and (x) in the case of any such Disposition, income statement items (whether positive or negative) attributable to such Person or Property shall be excluded and (y) in the case of any Specified Transaction that is a Permitted Business Acquisition or the Acquisition, income statement items (whether positive or negative) attributable to such Person or Property shall, to the extent not otherwise included in such income statement items for the Borrower and its Subsidiaries, in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations;

(b) the assumption, incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of such Calculation Date);

(c) the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by the Borrower or any of its Subsidiaries (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of Applicable Calculation Period;

(d) other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries (other than working capital Indebtedness under a revolving facility incurred in the ordinary course of business) during the period beginning with the first day of such Calculation Period through and including such Calculation Date, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding);

(e) other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by the Borrower or any of its Subsidiaries during the period beginning with the first day of such Calculation Period through and including such Calculation Date, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;

(f) cost savings arising from (x) the Specified Transaction if it is a Permitted Business Acquisition or any Disposition of Property outside of the ordinary course of business, including cost savings with respect to (1) salary, benefit and other direct savings resulting from workforce reductions (without duplication of any add-back to Consolidated EBITDA) and (2) facility, benefit and insurance savings (without duplication of any add-back to Consolidated EBITDA), in each case to the extent such cost savings arising from the Specified Transaction or Specified Disposition (A) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X as interpreted by the Staff of the SEC, and as certified by the chief financial officer of the Borrower or (B) are reasonably identifiable and factually supportable and certified by the chief financial officer of the Borrower in an officer’s certificate which states (a) the amount of such adjustment or adjustments, (b) that such adjustment or adjustments are based on the reasonable good faith belief of the Borrower at the time of such execution of such certificate and (c) that such adjustments are sustainable and have been realized or the steps necessary for such realization have been taken or are reasonably expected to be taken, and such reductions are reasonably expected to be realized within twelve months following any such Specified Transaction or such Disposition; provided however that the aggregate amount of any such cost savings referred to in clause (B) of this clause (f) shall not exceed five percent (5%) of Consolidated EBITDA of or generated by the entity/ies or assets that is/are being purchased or sold in such Specified Transaction or such Disposition (for the avoidance of doubt, Consolidated EBITDA of the Borrower that is not attributable to entities or assets that are not being so sold or acquired shall be excluded when calculating such 5% of Consolidated EBITDA); and

(g) for any period ending on or prior to June 30, 2009, pro forma cost savings resulting from or in connection with the Acquisition to the extent that (x) changes necessary for the realization of such cost savings have actually been made and are reasonably identifiable, (y) such cost savings are part of the $7,500,000 of cost savings for the Acquisition referred to in the Confidential Information Memorandum dated April 2008 relating to the Credit Facilities (the “CIM”) or (z) such cost savings are part of the $3,500,000 of cost savings related to the market price adjustment for the printing contract referred to on page 58 of the CIM, so long as (A) the chief financial officer of Borrower shall have delivered an officer’s certificate to the Administrative Agent certifying as to the amount of such cost savings (and the derivation thereof) and that such cost savings are sustainable and (B) to the extent such cost savings would not be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X (as interpreted by the Staff of the SEC), the amount of cost savings referred to in this clause (g) shall not exceed $10,000,000 in the aggregate.

“Pro Forma Compliance Certificate”: a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in connection with the Specified Transaction, such certificate to contain reasonably detailed calculations satisfactory to the Administrative Agent, upon giving effect to the applicable Specified Transaction on a Pro Forma Basis, of the Financial Condition Covenants for the applicable Calculation Period.

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Refinancing”: the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.1B of the Borrower or any of its Subsidiaries.

“Refunded Swing Line Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(d).

“Regulation S-X”: Regulation S-X promulgated under the Securities Act.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that (i) in the case of an Asset Sale, no Default or Event of Default has occurred and is con-

tinuing and (ii) in the case of a Recovery Event, no Event of Default has occurred and is continuing, and, in each case, that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use (or enter into a binding agreement to use) all or a specified portion of the Excess Net Cash Proceeds of an Asset Sale or Recovery Event to acquire (or restore) assets necessary, used or useful in its business or to make Permitted Business Acquisitions so long as Section 7.15 is not violated.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire (or restore) assets necessary, used or useful in the Borrower’s business or otherwise permitted in the definition of Reinvestment Notice.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after the receipt of the Net Cash Proceeds in respect of such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or restore assets necessary, used or useful in the Borrower’s business or otherwise specified in the Reinvestment Notice, with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Lender, any fund that (x) makes, purchases, holds or otherwise invests in commercial loans and similar extensions of credit and (y) is managed or advised by the same investment advisor as such Lender or an Affiliate of such investment advisor, by such Lender or by an Affiliate of such Lender.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, agents, advisors, successors and permitted assigns of such Person and of such Person’s Affiliates (such a Related Party not to be deemed a Related Party solely by virtue of being an Assignee or a Participant with respect to a Loan or Commitment under Section 10.6).

“Relevant Percentage”: as defined in Section 2.2.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Required Lenders”: at any time, the holders of more than 50% of (a) prior to the Closing Date, the Term Loan Commitments and the Revolving Credit Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that the Revolving Extensions of Credit held by, and the unused Revolving Credit Commitments of, any Lender that is a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders for so long as such Lender shall remain a Defaulting Lender; provided further that to the extent that the aggregate principal amount of all Term Loans, Revolving Credit Commitments or, after the Revolving Credit Commitments have been terminated, Total Revolving Extensions of Credit, in each case held by Affiliates of the Borrower at any time exceeds 10% of the aggregate principal amount of all Term Loans, Revolving Credit Commitments or, after the Revolving Credit Commitments have been terminated, Total Revolving Extensions of Credit, in each case outstanding or in effect at such time, such excess shall be deemed to be neither outstanding nor in effect for the purposes of this definition.

“Required Revolving Credit Lenders”: Lenders having more than 50% of all Revolving Credit Commitments or, after the Revolving Credit Commitments have terminated, more than 50% of all Revolving Extensions of Credit then outstanding or in effect; provided that the portion of unused Revolving Credit Commitments of, or (after the Closing Date) Revolving Extensions of Credit held by, any Lender that is a Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders for so long as such Lender is a Defaulting Lender; provided further that to the extent that the aggregate principal amount of all Revolving Credit Commitments or, after the Revolving Credit Commitments have been terminated, Total Revolving Extensions of Credit, in each case held by Affiliates of the Borrower at any time exceeds 10% of the aggregate principal amount of all Revolving Credit Commitments or, after the Revolving Credit Commitments have been terminated, Total Revolving Extensions of Credit, in each case outstanding or in effect at such time, such excess shall be deemed to be neither outstanding nor in effect for the purposes of this definition.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or director of treasury operations of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment Increase”: as defined in Section 2.25(a).

“Revolving Credit Commitment”: as to any Lender, (i) the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1C under the caption “Revolving Credit Commitment” or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof and (ii) the Revolving Commitment Increase of such Lender providing for additional Revolving Credit Loans as set forth in the applicable Incremental Assumption Agreement. The original aggregate amount of the Revolving Credit Commitments is $30,000,000.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: as defined in the definition of “Credit Facilities” in this Section 1.1.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”: revolving credit loans made by the Lenders to the Borrower pursuant to Section 2.4.

“Revolving Credit Note”: as defined in Section 2.8(f).

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes the amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”: the sixth anniversary of the Closing Date.

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guaranty and Collateral Agreement.

“Security Documents”: the collective reference to the Guaranty and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the Obligations of any Loan Party under any Loan Document.

“Seller”: as defined in the recitals hereto.

“Senior Subordinated Note Documents”: collectively, the Senior Subordinated Notes, the Senior Subordinated Note Indenture and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Note Indenture.

“Senior Subordinated Note Indenture”: any indenture or similar agreement pursuant to which the Senior Subordinated Notes are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Subordinated Notes”: the Borrower’s 11.0% Senior Subordinated Notes due 2017 issued pursuant to the Senior Subordinated Note Indenture in an aggregate principal amount of $210.5 million and any registered notes issued by the Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, on a going concern basis, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person, on a going concern basis, will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course of business, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will generally be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPC”: has the meaning specified in Section 10.6(g).

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“Specified Transaction”: (A) any Permitted Business Acquisition, the consummation of any Incremental Facilities, the incurrence of Indebtedness pursuant to Section 7.2(f) or (k), any transaction pursuant to Section 7.4(n) or, to the extent the Consolidated Leverage Ratio must not exceed a maximum threshold in order for such transaction to be permitted hereunder, any transaction pursuant to Section 7.6(d), 7.9(a) or 7.9(b) and (B) the Acquisition.

“Spectrum Parties”: has the meaning specified in the definition of “Sponsor”.

“Sponsor”: each of (i) Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership, Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, Welsh Carson, Anderson & Stowe X, L.P., a Delaware limited partnership, WCAS Capital Partners III, L.P., a Delaware limited partnership, WCAS Capital Partners IV, L.P., a Delaware limited partnership, WCA Management Corporation, a Delaware corporation, Welsh Carson, LLC, WCAS Management Corporation, a Delaware corporation (collectively, the “Welsh Parties”) and (ii) Spectrum Equity Investors III, L.P., SEI III Entrepreneurs’ Fund, L.P., Spectrum III Investment Managers’ Fund, L.P., Spectrum IV Investment Managers’ Fund, L.P., Spectrum Equity Investors IV, L.P., and Spectrum Equity

Investors Parallel IV, L.P., and each or their respective affiliates and related investment funds (collectively, the “Spectrum Parties”).

“Subordinated Debt”: Indebtedness in respect of any Senior Subordinated Notes (or any related guarantee or other obligations).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. For purposes of the Loan Documents, references to a “Subsidiary” or to “Subsidiaries” shall be deemed to exclude any Unrestricted Subsidiary.

“Subsidiary Guarantor”: each Subsidiary of the Borrower (other than any Unrestricted Subsidiary or any Foreign Subsidiary).

“Supermajority Lenders”: at any time, the holders of more than 75% of (a) prior to the Closing Date, the Term Loan Commitments and the Revolving Credit Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that the Revolving Extensions of Credit held by, and the unused Revolving Credit Commitments of, any Lender that is a Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders for so long as such Lender shall remain a Defaulting Lender; provided further that to the extent that the aggregate principal amount of all Term Loans, Revolving Credit Commitments or, after the Revolving Credit Commitments have been terminated, Total Revolving Extensions of Credit, in each case held by Affiliates of the Borrower at any time exceeds 10% of the aggregate principal amount of all Term Loans, Revolving Credit Commitments or, after the Revolving Credit Commitments have been terminated, Total Revolving Extensions of Credit, in each case outstanding or in effect at such time, such excess shall be deemed to be neither outstanding nor in effect for the purposes of this definition.

“Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“Swing Line Lender”: JPMCB, in its capacity as the lender of Swing Line Loans.

“Swing Line Loans”: as defined in Section 2.6(a).

“Swing Line Note”: as defined in Section 2.8(f).

“Swing Line Participation Amount”: as defined in Section 2.7(c).

“Taxes”: any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including additions to tax, penalties and interest), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Loan Commitment”: as to any Term Loan Lender, (i) the obligation of such Lender, if any, to make or continue to make on the Closing Date a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth amount set forth opposite such Lender’s name on Schedule 1.1C under the caption “Term Loan Commitment” or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof and (ii) the Incremental Term Loan Commitment of such Lender providing for Additional Term Loans as set forth in the applicable Incremental Assumption Agreement. The original aggregate amount of the Term Loan Commitments as of the Closing Date is $335,000,000.

“Term Loan Facility”: as defined in the definition of “Credit Facilities” in this Section 1.1.

“Term Loan Lender”: each Lender that has a Term Loan Commitment, an Other Term Loan Commitment or is a holder of a Term Loan.

“Term Loan Maturity Date”: the seventh anniversary of the Closing Date.

“Term Loan Percentage”: as to any Term Loan Lender at any time, (a) with respect to the Term Loan Facility, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding) and (b) with respect to any Other Term Loan Facility, the percentage which such Lender’s Other Term Loan Commitment in respect of such Other Term Loan Facility then constitutes the aggregate Other Term Loan Commitments in respect of such Other Term Loan Facility (or, at any time after the date of the closing and funding of such Other Term Loan Facility, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding under such Other Term Loan Facility constitutes the aggregate principal amount of the Other Term Loans then outstanding under such Other Term Loan Facility).

“Term Loans”: term loans made by the Lenders to the Borrower pursuant to Section 2.1 or 2.25 (including Incremental Term Loans).

“Term Note”: as defined in Section 2.8(f).

“Test Date”: the last day of each fiscal quarter of the Borrower, beginning September 30, 2008.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Transaction”: collectively, the Acquisition, the initial extensions of credit under the Credit Facilities, the Refinancing, the other transactions contemplated by the Acquisition Agreement and the payments of fees, commissions and expenses in connection with each of the foregoing.

“Transaction Documents”: collectively, (a) the Acquisition Agreement, (b) the Loan Documents and (c) in each case, all schedules, exhibits, annexes and amendments thereto and all side letters and voting agreements entered into in connection therewith and, in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Transferee”: as defined in Section 10.14.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect from time to time in the applicable state or jurisdiction.

“United States Tax Compliance Certificate”: as defined in Section 2.20(e)(iii).

“Unrestricted Subsidiary”: (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, provided that (x) such designation shall be deemed to be an Investment on the date of such designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated Unrestricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Unrestricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Unrestricted Subsidiary to the Borrower or any other Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation) and (b) each Subsidiary of an Unrestricted Subsidiary; provided that at the time of any written designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Welsh Parties”: as defined in the definition of “Sponsor”.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares or other nominal shareholdings as required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 7.1 and the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places to which the relevant ratios are expressed and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

1.3 Accounting Matters. Subject to Section 10.15 and unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrower delivered to the Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 6.1(a) or (b), (a) a description in reasonable detail of any Accounting Change, and (b) to the extent practicable, a good faith estimate of the effect such Accounting Change could potentially have on the financial statements.

1.4 Time References. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan Commitments.

(a) Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make or continue to make Term Loans to the Borrower on the Closing Date in an amount for each Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

(b) Each Lender having an Incremental Term Loan Commitment severally agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment, as the case may be.

2.2 Procedure for Term Loan Borrowing. The Term Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that the Term Loans made on the Closing Date may only consist of Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit I, reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. Not later than 12:00 Noon on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans. Unless accelerated sooner pursuant to Section 8.1, the Term Loans (excluding Other Term Loans) of each Term Loan Lender shall mature in 26 consecutive quarterly installments, commencing on September 30, 2008, each of which shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by the amount set forth below opposite such installment; provided that the amounts set forth on such table below shall automatically be deemed to be increased by 0.25% of the principal amount of any Additional Term Loans from and after the first date on or after the date of Borrowing of such Additional Term Loans (other than the last date on such table, at which date such installment shall be increased by the remaining principal balance of such Additional Term Loans):

Installment	Principal Amount
September 30, 2008	$837,500
December 31, 2008	$837,500
March 31, 2009	$837,500
June 30, 2009	$837,500
September 30, 2009	$837,500
December 31, 2009	$837,500

Installment	Principal Amount
March 31, 2010	$837,500
June 30, 2010	$837,500
September 30, 2010	$837,500
December 31, 2010	$837,500
March 31, 2011	$837,500
June 30, 2011	$837,500
September 30, 2011	$837,500
December 31, 2011	$837,500
March 31, 2012	$837,500
June 30, 2012	$837,500
September 30, 2012	$837,500
December 31, 2012	$837,500
March 31, 2013	$837,500
June 30, 2013	$837,500
September 30, 2013	$837,500
December 31, 2013	$837,500
March 31, 2014	$837,500
June 30, 2014	$837,500
September 30, 2014	$837,500
December 31, 2014	$837,500
March 31, 2015	$837,500
Term Loan Maturity Date	Remaining principal balance of Term Loans (excluding Other Term Loans made pursuant to Section 2.25)

2.4 Revolving Credit Commitments.

(a) Subject to the terms and conditions hereof (including Section 5), the Revolving Credit Lenders severally agree to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13; provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date; provided, further, that the Revolving Credit Loans made on the Closing Date may only consist of Base Rate Loans unless the Borrower delivers a funding indemnity let-

ter, substantially in the form of Exhibit I, reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period; provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 1:00 P.M. (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of Base Rate Loans). Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.7. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 4:00 P.M. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.6 Swing Line Commitment.

(a) Subject to the terms and conditions hereof (including Section 5), the Swing Line Lender agrees that, during the Revolving Credit Commitment Period (other than on the Closing Date), it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.

(b) The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.

(a) The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period; provided the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing by delivery of a Borrowing Notice (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M. on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each Swing Line Loan shall be a Base Rate Loan. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M. on the Borrowing Date specified in the Borrowing Notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.

(b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M. one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the stated principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (as such installments may have been reduced pursuant to Section 2.18(b)) (or on such earlier date on which the Loans become due and payable pursuant to Section 8), with any remaining Term Loans repayable on the Term Loan Maturity Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b) In the event that any Other Term Loans are made on an Increased Amount Date, the Borrower shall repay such Other Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement. Incremental Term Loans that are Additional Term Loans shall be repaid on the dates and in the amounts set forth in Section 2.3.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(f) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1, F-2 or F-3, respectively (a “Term Note”, “Revolving Credit Note” or “Swing Line Note,” respectively), with appropriate insertions as to date and principal amount; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.9 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee (“Commitment Fee”) for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof; provided, that the Borrower shall not be obligated to pay a Commitment Fee to any Defaulting Lender with respect to its commitments in respect of Loans with respect to which such Defaulting Lender has defaulted in its obligation hereunder to fund.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

(c) The Borrower agrees to pay to each Term Loan Lender on the Closing Date a closing fee equal to 10% (the “Fee Percentage”) of such Term Loan Lender’s Term Loan made on the Closing Date. The Borrower authorizes each such Term Loan Lender to satisfy the Borrower’s obligation to pay such fee to such Term Loan Lender by such Term Loan Lender deducting the amount of such fee from the principal amount of the Term Loan disbursed on the

Closing Date by such Term Loan Lender and by such Term Loan Lender retaining the amount so deducted for such Term Loan Lender’s own account. The payment of such fee shall not reduce the principal amount of the Term Loan made by such Term Loan Lender, and the disbursement of the proceeds of such Term Loan, exclusive of the amount of such fee, shall satisfy such Term Loan Lender’s Term Loan Commitment relating thereto in full.

2.10 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. A notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to one Business Day before the specified effective date) if such condition is not satisfied.

2.11 Optional Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans, Revolving Credit Loans or Swing Line Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and (ii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof; provided further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Upon any prepayment pursuant to Section 2.11(a) or 2.12(a) of any Term Loans at any time on or prior to the first anniversary of the Closing Date, in each case solely to the extent funded with Net Cash Proceeds of an incurrence of Indebtedness with a lower effective yield than that of the Term Loan Facility as of the Closing Date, such prepayment shall be accompanied by a premium equal to 1.00% of the amount of the Term Loan Facility so prepaid.

2.12 Mandatory Prepayments.

(a) Unless the Required Lenders shall otherwise agree, if any Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), then no later than 5 Business Days after Borrower receives the Net Cash Proceeds therefrom, of such incurrence, the Loans shall be prepaid by an amount equal to 100% of the amount of the Net Cash Proceeds from such issuance or incurrence as set forth in Section 2.18(b)(iii). The provisions of this Section 2.12(a) do not constitute a consent to the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness not permitted by Section 7.2.

(b) Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, in each case in excess of $1,500,000 (the Net Cash Proceeds in excess of such threshold, the “Excess Net Cash Proceeds”), then, unless a Reinvestment Notice shall be delivered in respect thereof, within five Business Days of the date of receipt by the Borrower or any of its Subsidiaries of such Excess Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the amount of such Excess Net Cash Proceeds, as set forth in Section 2.18(b)(iii); provided that, on each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event as set forth in Section 2.18(b)(iii). The provisions of this Section 2.12(b) do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

(c) If for any Excess Cash Flow Period there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Loans shall be prepaid by an amount equal to the ECF Application Amount as set forth in Section 2.18(b)(iii). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the date on which the financial statements of the Borrower referred to in Section 6.1(a) for the period ending on the last day of the Excess Cash Flow Period in respect of which such prepayment is to be made are required to be delivered to the Lenders.

2.13 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent an Interest Election Request at least one Business Day prior to the date of such election; provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent an Interest Election Request at least three Business Days’ prior to the date of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan under a particular Credit Facility may be converted into a Eurodollar Loan in excess of one month (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Credit Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan in excess of one month under a particular Credit Facility may be continued as such at the end of the applicable Interest Period (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Credit Facility; and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (i) any overdue principal amount of any Loan or Reimbursement Obligation (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) any overdue interest payable on any Loan or Reimbursement Obligation or any Commitment Fee or other amount payable hereunder shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Credit Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Credit Facility, the rate then applicable to Base Rate

Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such Event of Default until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16 Computation of Interest and Fees.

(a) Interest, fees, commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Credit Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Credit Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Credit Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Credit Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Credit Facility to Eurodollar Loans.

2.18 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any Commitment Fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders holding such Term Loans pro rata according to the respective amounts then due and owing to the Lenders.

(b) (i) Except as provided in clauses (ii) and (iii) below, each payment (including any prepayment) of the Term Loans outstanding under the Term Loan Facility or any Other Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans or Other Term Loans, as applicable, pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans or Other Term Loans, as applicable, pro rata based on the remaining outstanding principal amount of such installments.

(ii) Each optional prepayment of the Term Loans or Other Term Loans, as applicable, pursuant to Section 2.11 shall be applied in the order of maturity of such Term Loans or Other Term Loans, as applicable, as the Borrower may direct in its sole discretion.

(iii) Each mandatory prepayment of the Loans pursuant to Section 2.12 shall be applied (A) first, pro rata to the Term Loan Facility and each Other Term Loan Facility then outstanding (first, in direct order of maturities, to the next eight scheduled unpaid quarterly principal installments of such Term Loans and second, to the extent of any portion of such prepayment amount remaining after such application, pro rata among the remaining scheduled unpaid principal installments thereof), and (B) second, to the Revolving Credit Loans (without a corresponding reduction of the Total Revolving Credit Commitments).

(iv) Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.

(d) Within the parameters set forth in this Section 2.18, the application of any payment of Loans under any Credit Facility shall be made, first, to Base Rate Loans under such Credit Facility and, second, to Eurodollar Loans under such Credit Facility. Each payment of the

Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M. on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 2:00 P.M. on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Credit Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Borrower against any Lender, if and when required to do so pursuant to the terms hereof, which fails to make its share of a borrowing as to which it has an applicable Commitment available to the Administrative Agent in accordance with the terms hereof.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(ii) shall impose on such Lender any other condition or expenses (other than (A) Non-Excluded Taxes covered by Section 2.20, (B) Excluded Taxes imposed on, or measured by reference to, net income (including franchise or similar (including branch profits) taxes imposed in lieu of net income taxes) or (C) Excluded Taxes described in clauses (ii) and (iii) of the definition of Excluded Taxes);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or, in the case of clause (ii) above, any Loans) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay such Lender, within 15 days of demand by such Lender, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of materially reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then within 15 days of submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Taxes.

(a) Except as required by law (as determined in the good faith discretion of any applicable withholding agent), all payments made by any Loan Party under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any Non-Excluded Taxes or any Other Taxes are required by law to be withheld (as determined in the good faith discretion of any applicable withholding agent) from any amounts payable by any Loan Party to the Administrative Agent or by any Loan Party or the Administrative Agent to any Lender (which term shall, for the avoidance of doubt, include, for purposes of this Section 2.20, the Issuing Lender) hereunder, the amounts payable by the applicable Loan Party shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after withholding of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts the Administrative Agent or Lender would have received had no such Non-Excluded Taxes or Other Taxes been withheld.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or indemnify the Administrative Agent or applicable Lender for any such Taxes.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the applicable Loan Party, as promptly as possible thereafter the Loan Party shall send to the Administrative Agent for the account of the Administrative Agent or relevant Lender, evidence reasonably satisfactory to the Administrative Agent showing payment thereof.

(d) Without duplicating any Loan Party’s obligations under clause (a), the Loan Parties shall indemnify the Administrative Agent and each Lender for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes on amounts payable under this Section 2.20) payable by the Administrative Agent or such Lender and any reasonable costs and expenses associated therewith, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts (at the Borrower’s request and expense) to cooperate with such Borrower to obtain a refund of such Taxes (which refund, if received, will be paid to the Borrower to the extent provided in clause (f) of this Section 2.20) so long as such efforts would not, in the good faith determination of the Administrative Agent or such Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided, further, that the Loan Party shall not be obligated to make such payments for penalties, Excess Interest and expenses to the Administrative Agent or the Lenders pursuant to this Section, (i) to the extent such penalty, Excess Interest and/or expenses result from the failure of the Administrative Agent or the Lenders to make written demand for the Non-Excluded Taxes and Other Taxes within 180 days from the date on which the Administrative Agent or the Lenders have received a written notice of a claim for any Non-Excluded Taxes or Other Taxes by the relevant Governmental Authority or (ii) such penalties, Excess Interest and/or expenses are attributable to the gross negligence or willful misconduct of the Administrative Agent or the Lenders. Payments due under this Section shall be made within 30 days of the date the Administrative Agent or Lender makes a demand therefor. The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) (1) Each Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which the Participant purchases the related participation) two duly completed and signed copies of Internal Revenue Service Form W-9. Each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) whichever of the following is applicable:

(i) two duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(ii) two duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”) and (B) two duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9 or Form W-8IMY from each beneficial owner, as applicable.

In addition, each Lender shall, at such time as reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any other documentation prescribed by applicable law, properly completed and executed, as will permit payments made to such Lender under the Loan Documents to be made without or at a reduced rate of withholding tax. Each Lender shall deliver to the Borrower and the Administrative Agent two further copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent. Notwithstanding any other provision of this paragraph (e), a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.

(2) The Administrative Agent in its capacity as such shall, to the extent it is legally entitled to do so, from time to time deliver to the Borrower a properly executed copy of Internal Revenue Service Form W-8IMY or W-9, as applicable.

(f) If the Administrative Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Non-Excluded Taxes or Other Taxes with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly notify the Borrower of such refund and shall within 30 days from the date of receipt of such refund pay over the amount of such refund without interest (other than any interest paid or credited by the relevant Governmental Authority with respect to such refund) to the Borrower (but only to the extent of additional amounts paid by the Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender; provided, however, that the Borrower, upon the written request of the Administrative Agent or Lender agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to the Administrative Agent or Lender in the event the Administrative Agent or Lender is required to repay such refund to such Governmental Authority. Nothing contained in this paragraph shall interfere with the right of each of the Administrative Agent and the Lenders to arrange its tax affairs in whatever manner it thinks fit (other than its obligation to claim a refund as described above) nor to disclose any information or any computations relating to its tax affairs (other than refunds subject to this paragraph).

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) failure by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans, after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement on the date specified in any such notice, (b) failure by the Borrower in making any prepayment, after the Borrower has given a notice thereof in accordance with the provisions of this Agreement on the date specified in any such notice or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any)

over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender containing a reasonably detailed calculation of such amounts shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24 Replacement of Lenders Under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22 or (b) is a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans, including accrued interest thereon, accrued fees and all other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower or the replacement financial institution shall pay the registration and processing fee referred to therein), (vii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated and (viii) any such re-

placement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.25 Increase in Commitments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time after the Closing Date, request Incremental Commitments in an aggregate amount not to exceed $100,000,000 from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans or Revolving Commitment Increases, as applicable, in their own discretion; provided that each Incremental Lender, if not already a Lender, an Affiliate of such a Lender or a Related Fund, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld); provided, further, that the aggregate amount of Revolving Commitment Increases shall not exceed $15,000,000. Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $1,000,000 for Revolving Credit Increases and $5,000,000 otherwise), (ii) the date on which such Incremental Loan Commitments are requested to become effective (the “Increased Amount Date”) and (iii) whether such Incremental Loan Commitments are to be (x) Incremental Term Loan Commitments to make Additional Term Loans, (y) Incremental Term Loan Commitments to make term loans with terms different from the Term Loans (“Other Term Loans”), or (z) increases in the Revolving Credit Commitments (“Revolving Commitment Increases”).

(b) The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement to evidence the Incremental Loan Commitment of such Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans or Revolving Commitment Increases, as applicable, to be made thereunder; provided that:

(i) the Incremental Facilities shall rank pari passu in right of payment and of security with the Credit Facilities;

(ii) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and no later than the six months following the Term Loan Maturity Date;

(iii) Revolving Commitment Increases shall be on the same terms as the Revolving Credit Commitments;

(iv) the Weighted Average Life to Maturity of any proposed Incremental Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the Term Loan Facility (without giving effect to such Incremental Term Loans);

(v) the Applicable Margins (which for the purposes of this Section 2.25 being occurred to include any similar interest margin measure) for any proposed Incremental Term Loans (whether Additional Term Loans or Other Term Loans) shall be determined by Borrower and the applicable Incremental Lenders; provided that in the event that the Applicable Margins for any proposed Incremental Term Loans are greater than the Applicable Margins for the Term Loans (other than such Incremental Term Loans), then the Applicable Margins for the Term Loans (other than such Incremental Term Loans) shall be increased to the extent necessary so that the Applicable Margins for the Term Loans (other than such Incremental Term Loans) are equal to the Applicable Margins for the proposed Incremental Term Loans; provided, further, that in determining the Applicable Margins applicable to the Term Loans (other than such Incremental Term Loans) and the proposed Incremental Term Loans, original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable to all of the applicable Lenders of the Term Loans (other than such Incremental Term Loans) or the proposed Incremental Term Loans in the primary syndication thereof (or, in the case of the Term Loans borrowed on the Closing Date, on the Closing Date) shall be included (with OID being equated to interest based on an assumed four-year life to maturity);

(vi) the Borrower shall have delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating that, after giving effect on a Pro Forma Basis to the borrowings to be made on the Increased Amount Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Business Acquisitions or Asset Sales occurring after the beginning of the relevant Calculation Period but prior to or concurrently with such borrowings and the use of proceeds therefrom, as of the last day of the most recent Calculation Period, (x) the Borrower is in compliance with each Financial Condition Covenant for the Calculation Period then last ended (and if the last date of any such Calculation Period is prior to the first Test Date, the levels for such first Test Date for the Financial Condition Covenants under Section 7.1 shall be deemed to apply for this purpose) and (y) the Consolidated Senior Secured Debt Ratio for the Calculation Period then last ended is not greater than 3.50 to 1.00; and

(vii) if any covenant, event of default or remedy in any Other Term Loans are more favorable to the lenders thereunder than the corresponding covenant, event of default or remedy in the existing Credit Facilities, or such Other Term Loans contain any covenant, event of default or remedy that is not in the existing Credit Facilities, the Loan Parties and the Administrative Agent and/or the Collateral Agent shall, without the consent of or notice to any other party, amend the documentation for such existing Credit Facilities so such corresponding covenant, event of default and/or remedy is the same as the one in the such Other Term Loans and/or to incorporate any such covenant, event of default and/or remedy that is not in the existing Credit Facilities.

The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitments evidenced thereby as provided for in Section 10.1. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Commitments shall become effective under this Section 2.25 unless on the date of such effectiveness, the conditions set forth in paragraph (b) of Section 5.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a financial officer of the Borrower.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrower agrees that Section 2.21 shall apply to any conversion of Eurodollar Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period (other than on the Closing Date) in such form as may be approved from time to time by such Issuing Lender; provided that, after giving effect to such issuance, (i) the L/C Obligations shall not exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments shall not be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, with a copy to the Administrative Agent, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date thereof. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it of 1/8 of 1% per annum (or such other rate per annum as may be mutually agreed by the Borrower and the relevant Issuing Lender), payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, upon demand at the Administrative Agent’s Payment Office (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent, for the account of an Issuing Lender, pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent, for the account of such Issuing Lender, by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Administrative Agent submitted on behalf of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent or any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent, for the account of such L/C Participant (and thereafter the Administrative Agent shall promptly pay such L/C Participant), its pro rata share thereof, provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender), the portion thereof previously distributed to it.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on the next Business Day after such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Letter of Credit shall (unless a Default of the type described in clause (i) or (ii) of Section 8.1(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing, pursuant to Section 2.5, of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans)

could be made, pursuant to Section 2.5 (or, if applicable, pursuant to Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the UCC shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Accounting for Letters of Credit.

(a) In the case of each funding of a Letter of Credit by L/C Participants as specified in Section 3.4, each Issuing Lender (i) shall keep a register meeting the requirements of Treasury Regulation Section 5f.103-1(c) of each L/C Participant’s entitlement to payments with respect to each such Letter of Credit and (ii) shall collect, prior to the time such L/C Participant receives payment with respect to such Letter of Credit, from each such L/C Participant the appropriate forms, certificates, and statements described in Section 2.20(e) (and updated as required by Section 2.20(e)) as if such L/C Participant were a Lender under Section 2.20(e).

(b) In the case of each drawing under a Letter of Credit that constitutes a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans in the amount of such drawing as specified in Section 3.5, the Administrative Agent (i) shall, on behalf of the Borrower, maintain the Register pursuant to Section 10.6(d) and therein shall record the names and addresses of each Revolving Credit Lender and the amounts owing to each such Revolving Credit Lender with respect to such a borrowing and (ii) shall collect from each such Revolving Credit Lenders the appropriate forms, certificates, and statements as required by Section 2.20(e).

(c) In the case of each draft that is paid under any Letter of Credit issued by an Issuing Lender, the Borrower shall keep a register meeting the requirements of Treasury Regulation Section 5f.103-1(c) of each Issuing Lender’s entitlement to payments with respect to such Letter of Credit.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants, to the extent required by Sections 5.1 and 5.2, to the Administrative Agent and each Lender that:

4.1 Financial Condition. The (i) audited financial statements delivered pursuant to Section 5.1(o)(ii), and (ii) unaudited financial statements delivered pursuant to Section 5.1(o)(i), fairly present in all material respects on a consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than, in the case of this clause (ii), the absence of footnotes, explanatory notes and customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (except as indicated in such statements or the notes thereto). The pro forma financial statements delivered pursuant to Section 5.1(o)(iii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed by the Borrower to be reasonable in light of then existing conditions at the time they were prepared except that such financial statements and forecasts shall be subject to footnotes, explanatory notes and customary year-end closing and audit adjustments, it being understood that Projections by their nature are uncertain and no assurance is being given that the results reflected there in will be achieved.

4.2 No Change. Since September 30, 2007, there has been no event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, as applicable, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently en-

gaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations.

(a) Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder.

(b) Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement.

(c) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, except as otherwise disclosed in Schedule 4.4, (ii) consents, authorizations, filings and notices the failure of which to make or obtain, as the case may be, could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, and (iii) the filings referred to in Section 4.19.

(d) Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or providing for relief of debtors and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar, etc. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents) except to the extent any of the foregoing could reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues, including with respect to any of the Loan Documents or the Transaction Documents or any of the transactions contemplated hereby or thereby, that in any case, could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. (a) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect and (b) no Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good and valid title in fee simple to, or a valid leasehold interest in, all its real Property, and good title to, or a valid leasehold interest in or right to use, all its other material Property, and none of such Property is subject to any Lien except as permitted by Section 7.3, except to the extent any of the foregoing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.9 Intellectual Property. Each of the Borrower and each of its Subsidiaries owns, or has a valid right to use, all Intellectual Property necessary for the conduct of its business as currently conducted, or currently anticipated by the Borrower to be conducted, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as set forth in Schedule 4.9 and except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, to the Borrower’s knowledge, no material claim has been asserted against Borrower or any of its Subsidiaries and is pending by any Person challenging or questioning the use of any Intellectual Property by the Borrower or any of its Subsidiaries or the validity or effectiveness of any Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries. To the Borrower’s knowledge, the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.10 Taxes. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Tax returns that are required to be filed, and has paid all Taxes (whether or not shown to be due and payable on such returns) and has complied with all Tax withholding obligations (other than Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on the books of the Borrower or its Subsidiaries in accordance with GAAP, as the case may be); and no Tax Lien exists (other than for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith by appropriate proceedings if the contest shall have the effect of suspending the enforcement of such Lien and with respect to which adequate reserves have been provided on the books of the Borrower or its Subsidiaries in accordance with GAAP), and no claim is being asserted, with respect to such Taxes (other than any Taxes, the validity of which are currently being contested in good faith by appro-

priate proceedings and with respect to which adequate reserves have been provided on the books of the relevant Loan Party or any of its Subsidiaries, as the case may be, in accordance with GAAP).

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

4.13 ERISA. Except as could not be reasonably expected to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to satisfy the minimum funding standard of Section 412 of the Code has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (ii) no termination of a Plan has occurred, no Lien in favor of the PBGC or a Plan has arisen and no notice has been received relating to the intuition of the PBGC or a plan administrator to terminate any Plan or to appoint a trustee to administer any Plan, during such five-year period; (iii) the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (iv) neither the Borrower, any Subsidiary nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in the Borrower being required to make a payment under ERISA; (v) to the knowledge of the Borrower, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (vi) no such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15 Subsidiaries.

(a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower as of the Closing Date. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation or formation, as applicable, of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other similar agreements (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as disclosed on Schedule 4.15. Promptly following the issuance of any subscription, option, warrant, call right or other similar agreement (other than stock options granted to employees or directors and directors’ qualifying shares) relating to any Capital Stock of any Subsidiary and otherwise permitted under this Agreement, the Borrower shall promptly provide to the Administrative Agent on behalf of the Lenders an update Schedule 4.15 hereto such that the representation and warranty in the preceding sentence remains true and correct.

4.16 Use of Proceeds. The proceeds of the Term Loans (other than the Incremental Term Loans) and, if applicable, any Revolving Credit Loans made on the Closing Date shall be used, in part, to finance the Transactions. The proceeds of the Incremental Term Loans, Revolving Credit Loans, Swing Line Loans and the Letters of Credit made or issued after the Closing Date shall be used (a) to fund any portion of the Loans made on the Closing Date with OID, (b) to provide working capital from time to time to the Borrower and its Subsidiaries and (c) for other general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business (including, without limitation, Investments and Permitted Business Acquisitions in each case permitted under the Loan Documents) after the Closing Date.

4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any Property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.

(b) Materials of Environmental Concern are not present at, on, under, in, or emanating from any Property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or its Subsidiaries will be, named as a party that is pending or to the knowledge of the Borrower or its Subsidiaries, threatened in writing.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous Environmental Law, or with respect to any contamination by or cleanup of Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any written consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to noncompliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has expressly assumed or retained any liabilities under, or noncompliance with, any Environmental Law or with respect to any contamination by or cleanup of Material of Environmental Concern.

(g) This Section 4.17 contains the sole representations of the Borrower with respect to matters arising under Environmental Law.

4.18 Accuracy of Information, etc. No statement or information (other than the projections and financial information referred to below) contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished, and excluding information of a general economic or industry specific nature), when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, when taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein in the light of the circumstances in which they were made not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections and financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections and financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Documents. The Guaranty and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest under U.S. law in the Collateral described therein and proceeds thereof to the extent such a security interest may be created under the UCC. In the case of the Pledged Stock described in the Guaranty and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to and retained by the Administrative Agent, and in the case of the other Collateral described in the Guaranty and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19 (which financing statements have been duly completed and authorized to be filed by the Administrative Agent) and such other filings as are specified on Schedule II to the Guaranty and Collateral Agreement have been completed and filed, the Lien created under the Guaranty and Collateral Agreement upon such Pledged Stock or other Collateral, as the case may be, shall constitute a perfected security interest in all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guaranty and Collateral Agreement) to the extent such a security interest may be perfected by such actions, in each case prior and superior in right to any other Person (except, in the case of Collateral other than certificated Pledged Stock, Liens having priority over the Administrative Agent’s Lien permitted by Section 7.3).

4.20 Solvency. The Loan Parties, on a consolidated basis, are, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

4.21 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The Guarantee Obligations of each Subsidiary Guarantor under the Guaranty and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guaranty and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, (iii) subject to the terms of Section 2.8, (A) for the account of each Revolving Credit Lender requesting a promissory note, a Revolving Credit Note executed and delivered by a duly authorized officer of the Borrower, (B) for the account of each Term Loan Lender requesting a promissory note, a Term Note executed and delivered by a duly authorized officer of the Borrower and (C) for the account of the Swing Line Lender, the Swing Line Note executed and delivered by a duly authorized officer of the Borrower and (iv) counterparts of any other Loan Document executed by the duly authorized officers of the parties thereto.

(b) Acquisition. Concurrently with the initial extension of credit made hereunder, (i) the Acquisition shall have been consummated in all material respects in accordance with the Acquisition Agreement without any waiver, modification or consent thereunder that is materially adverse to the Lenders unless approved by the Joint Lead Arrangers, the Issuing Lender and the Swing Line Lender, which approvals shall not be unreasonably withheld or delayed, and the Administrative Agent shall have received a certificate of an officer of the Borrower as to the foregoing and (ii) the Administrative Agent shall have received a copy, certified by an officer of the Borrower as true and complete, of the Acquisition Agreement, as originally executed and delivered, together with all amendments thereto (in each case with all exhibits and schedules thereto).

(c) Fees and Expenses. The Administrative Agent and the Joint Lead Arrangers shall have received all fees required to be paid to each of them or on behalf of the Lenders, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(d) Representations and Warranties. On the Closing Date, (x) the representations and warranties made by the Loan Parties in Sections 4.3(a), 4.3(b) (in the case of Section 4.3(b), with respect to the Borrower only), 4.4(a), (b) and (d), 4.11, 4.14, 4.18, 4.19 and 4.20 as they relate to the Loan Parties at such time shall be true and correct and (y) the representations and warranties made by or on behalf of the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders shall be true and correct in all material respects as of the Closing Date, but only to the extent that the Borrower has the right to terminate the Borrower’s obligations under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien search in the jurisdiction where each chief executive office is located and each of the jurisdictions in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets and property of the Loan Parties, and such search shall reveal no liens on any of the assets or property of any Loan Party, except for Liens permitted by Section 7.3 or Liens that shall be released or terminated on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments.

(g) Solvency Certificate. The Administrative Agent shall have received a reasonably satisfactory solvency certificate, certified by the chief financial officer of the Borrower, which shall document the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions, in form and substance satisfactory to the Administrative Agent.

(h) Legal Opinions. The Administrative Agent shall have received an opinion of (i) Kirkland & Ellis LLP, special counsel for the Loan Parties (including the Acquired Business), and (ii) each local counsel listed on Schedule 5.1(h), dated as of the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, and each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(i) Pledged Stock, Stock Powers, Acknowledgement and Consent, Pledged Notes. The Administrative Agent shall have received (i) pursuant to the Guaranty and Collateral Agreement, all of the certificates evidencing Capital Stock of the Borrower and its Subsidiaries to the extent required to be pledged under the Guaranty and Collateral Agreement and (ii) each promissory note pledged pursuant to the Guaranty and Collateral Agreement indorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien under U.S. law on the Collateral described therein, but in any event subject to the terms and provisions of the Guaranty and Collateral Agreement, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent and be in proper form for filing, registration or recordation (if and to the extent that a Lien may be perfected under U.S. law by filing UCC financing statements and intellectual property security agreements with the United States Patent and Trademark Office and United States Copyright Office); provided, however, that additional filings may be required in the United States Patent and Trademark Office and/or the United States Copyright Office to perfect the Lien in favor of the Collateral Agent in respect of any Collateral consisting of Intellectual Property acquired after the date hereof.

(k) No Change. There shall not have occurred any event or condition which has had or could reasonably expected to have a Closing Date Material Adverse Effect since December 31, 2007. Since September 30, 2007, there shall not have occurred any event or condition which has had or is reasonably expected to have a material adverse effect on the business, results of operations, financial condition or assets of the Borrower, its subsidiaries and the Acquired Business, taken as whole.

(l) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.5 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the

Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(m) Account Designation Notice. The Administrative Agent shall have received the executed Account Designation Notice.

(n) [Reserved].

(o) Financial Statements; Projections. The Joint Lead Arrangers shall have received copies of (i) internally prepared interim unaudited financial statements (consisting of a balance sheet and income statement) of the Acquired Business and the Borrower for each quarterly period since December 31, 2006 ending at least 45 days prior to the Closing Date (other than the financial statements of the Acquired Business for the quarter ended March 31, 2007 which are not available), (ii) annual audited financial statements for the Borrower for the fiscal year ended December 31, 2007 and (iii) internally prepared unaudited pro forma financial statements (consisting of a balance sheet and income statement) of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2006 and December 31, 2007, the interim quarterly period most recently ended at the most recent quarter end prior to the Closing Date for which financial statements are available, and an internally prepared unaudited pro forma balance sheet of the Borrower and its Subsidiaries as of the interim quarterly period most recently ended prior to the Closing Date for which financial statements are available, in each case after giving effect to the Acquisition on a Pro Forma Basis.

(p) No Default. After giving effect on a Pro Forma Basis to the Transactions, no Default or Event of Default pursuant to Sections 8.1(a), (f), (g), (h), (k) or, if such default under any Indebtedness referred to in the proviso to Section 8.1(e) is of the type set forth in Sections 8.1(a), (f), (g), (h) and (k), Section 8.1(e) shall have occurred and be continuing on the Closing Date or result from the extensions of credit requested to be made on the Closing Date.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (other than the initial extension of credit hereunder) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. At the time of each extension of credit and also after giving effect thereto, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects to the extent such covenant or other agreement is not already subject to a “materiality” or “Material Adverse Effect” qualifier with the same effect as though such representations and warranties had been made on and as of the date of such extension of credit (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except to the extent that a particular representation or warranty is already qualified by materiality, in which case such representation or warranty shall be true and correct).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by, and issuance of a Letter of Credit on behalf of, the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until the expiration or termination of the Commitments, all Letters of Credit have been terminated (or cash collateralized or subject to another arrangement in each case in a manner reasonably acceptable to Administrative Agent and the Issuing Lender) and so long as any Obligations (other than contingent indemnifications) are owing to any Lender, the Administrative Agent or Collateral Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent:

(a) not later than 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated and unaudited consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP, another “Big Four” firm of independent certified public accountants or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

(b) not later than 45 (or 60 days in the case of any period in 2008) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or after the Closing Date in respect to the fiscal quarter ended in March 2008), the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

(c) (i) not later than 45 days after the Closing Date, a copy of the audited consolidated balance sheets of the Acquired Business as at the fiscal years ended December 31, 2006 and December 31, 2007, and the related audited consolidated statements of in-

come and of cash flows for such fiscal years, setting forth in each case in comparative form the figures as of the end of and for the previous year, and (ii) not later than 75 days after the Closing Date (x) copies of unaudited pro forma consolidated balance sheets of the Borrower and its Subsidiaries as at the fiscal year ended December 31, 2007, and the related consolidated statements of income and of cash flows for such fiscal year, in each case after giving effect to the Transactions on a Pro Forma Basis, reported on by a “Big Four” firm of independent certified public accountants and (y) copies of unaudited consolidated balance sheets of the Acquired Business as at March 31, 2008 and the related unaudited consolidated and consolidating statements of income and of cash flows for the period from January 1, 2008 to March 31, 2008 (subject to normal year end audit adjustments and the absence of footnotes);

all such financial statements delivered pursuant to Sections 6.1(a) and (b) to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein). Any financial statement required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered on the date on which such financial statement is delivered in a manner contemplated by Section 6.2. If any financial statement required to be delivered pursuant to this Section 6.1, or any other information, notice or report required to be delivered pursuant to Section 6 of this Agreement, shall be required to be delivered on any date that is not a Business Day, such financial statement may be delivered to the Administrative Agent the next succeeding Business Day after such date.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that at the Administrative Agent’s request it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.14); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Joint Bookrunners shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”; provided that, notwithstanding anything to the contrary in Section 8, no Default or Event of Default shall result from the failure of Borrower to comply with this paragraph.

Each Lender acknowledges that the each of Administrative Agent and Borrower may, from time to time, make available syndicate-level information (which may contain material non-public information) as required by the terms of, and in the course of administering, the Credit Facilities to the credit contacts identified in such Lender’s Administrative Questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption. Such credit contacts shall be able to receive and use all syndicate-level information in accordance with recipient’s compliance policies and contractual obligations as well as applicable law, including federal and securities laws.

6.2 Certificates; Other Information. Furnish to the Administrative Agent, or, in the case of clause (h), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default in the performance of Section 7, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants cover in such certificates pursuant to their professional standards and customs of the profession and shall no longer be required to be delivered if the Borrower’s certified public accountants no longer provide such a certificate as a matter of policy);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed, in all material respects to the extent such covenant or other agreement is not already subject to a “materiality” or “Material Adverse Effect” qualifier, all of its covenants and other agreements, and satisfied, in all material respects (to the extent such condition is not already subject to a “materiality” or “Material Adverse Effect” qualifier), every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) in the case of quarterly or annual financial statements, (w) commencing with the fiscal quarter ended in September 2008, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be; (x) to the extent not previously disclosed to the Administrative Agent, a listing of any material registrations for Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (x) (or, in the case of the first such list so delivered, since the Closing Date), (y) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith and (z) to the extent not previously disclosed to the Administrative Agent, each location of real Property where material Collateral is located but is not owned by the applicable Loan Party (whether such real Property is leased or otherwise);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed by the Borrower to be reasonable at the time they were made, by and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, it being understood by the Administrative Agent and the Lenders that Projections are not to be viewed as facts and that actual facts may differ from the projected results therein by a material amount;

(d) together with the delivery of the financial statements pursuant to Sections 6.1(a) and (b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) as promptly as practicable following the effectiveness thereof, copies of each amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Senior Subordinated Notes or any other Transaction Document;

(f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(g) as soon as possible and in any event within five days of obtaining knowledge thereof: notice of any development, event or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Borrower and its Subsidiaries, in the aggregate, of a Material Environmental Amount not contained in the business plan of the Borrower delivered to the Lenders; and

(h) promptly, such additional financial and other information concerning Holdings, the Borrower or any Subsidiary as any Lender may from time to time reasonably request; provided that no such information shall be required to be so provided if the provision thereof would (x) cause Holdings, the Borrower or any Subsidiary to lose attorney-client privilege or (y) violate a confidentiality agreement (unless such confidentiality agreement allows disclosure to those parties who agree to be bound by such agreement and such Lender shall agree to be bound by the confidentiality provisions of such agreement) or if such information is not reasonably available; provided, further, that the foregoing restrictions in the preceding clause (y) of the proviso to the extent not inconsistent with the confidentiality agreement shall not prevent the Administrative Agent or any Lender from disclosing any such information (i) upon the demand of any Governmental Authority having jurisdiction over it or (ii) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Section 10.2 or on the SEC’s website or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver copies (which may be electronic) of such documents to the Administrative Agent which it so requests until a written request to cease delivering copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents referred to in this proviso. Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.1 or 6.2 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

6.3 Payment of Obligations. Pay, discharge, withhold or otherwise satisfy its Tax liabilities before they become delinquent, as the case may be, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be or (b) the failure to make payment would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence, Compliance with Laws, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (a) keep all tangible material Property and systems useful and/or necessary in its business (other than Property referenced in Section 6.4(a)(ii)) in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted, provided that this Section 6.5(a) shall not prevent the Borrower or any Subsidiary from discontinuing any maintenance if such discontinuance is, in the judgment of the Borrower or the Subsidiary, as the case may be, desirable in the conduct of its business, (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks as are prudent in its reasonable business judgment (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (c) with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep books of records and account in accordance with GAAP in which full, true and correct entries in all material respects and in any event in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent, the Collateral Agent or any Lender to (i) visit, upon reasonable prior notice and during normal business hours, and inspect any of its properties and examine and make abstracts from any of its books and records at a mutually agreeable reasonable time and as often as may reasonably be desired; provided that, (i) so long as no Event of Default has occurred and is continuing, the Lenders shall coordinate the exercise of such rights through the Administrative Agent and shall not be entitled to exercise the foregoing rights more than once in any calendar year, on a collective basis, (ii) unless otherwise provided in the Loan Documents, such visits shall be at the expense of (x) such Lender and (y) so long as no Event of Default has occurred and is continuing, the Administrative Agent (at which time, the Borrower shall reimburse the Administrative Agent’s reasonable expenses in connection therewith) (iii) to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (subject to the consent of such accountants); provided, however, that a representative of the Borrower shall be given the opportunity to be present for any communication with the independent accountants.

6.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any default or event of default under any Transaction Document that, if not cured, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $10,000,000 or more individually or $20,000,000 in the aggregate, and not covered by insurance or in which material injunctive or similar re-

lief is sought and, in either case, which has a reasonable likelihood of being adversely determined to the Borrower or any Subsidiary;

(d) the following events within 30 days after a Responsible Officer of the Borrower obtains knowledge thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain any and all Environmental Permits, in each of the foregoing cases to the extent the failure to do so could reasonably be expected to result in a Material Adverse Effect.

6.9 Interest Rate Protection. Within 180 days after the Closing Date, enter into Hedge Agreements to the extent necessary to provide that, after giving effect to such Hedge Agreements, including any Hedge Agreements in effect on the Closing Date, at least one-third of the Funded Debt of the Borrower and its Subsidiaries is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent and the Borrower.

6.10 [Reserved].

6.11 Additional Collateral, etc.

(a) With respect to any Property that is acquired by any Loan Party after the Closing Date that is intended to be subject to the Lien created by the Guaranty and Collateral Agreement (and in any event excluding real Property or any other Property specifically excluded from “Collateral” as defined in the Guaranty and Collateral Agreement), promptly, if reasonably requested by the Collateral Agent (x) execute and deliver to the Collateral Agent such amendments to the Guaranty and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest under U.S. law in such Property pursuant to the terms and subject to the conditions and limitations set forth in the Guaranty and Collateral Agreement and (y) take all actions reasonably necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest under U.S. law in such Property pursuant to the terms and subject to the conditions and limitations set forth in the Guaranty and Collateral Agreement, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guaranty and Collateral Agreement or as otherwise may be reasonably requested by the Collateral Agent.

(b) With respect to any fee interest in any real Property having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by any Loan Party (other than any such real Property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real Property, (ii) if requested by the Collateral Agent, provide the Lenders with (A) title and extended coverage insurance covering such real Property in an amount at least equal to the purchase price of such real Property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof (or any equivalent documentation applicable under local law in the jurisdiction where such real Property is located), together with a surveyor’s certificate and (B) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c) With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party, promptly and in any event within 30 days (i) with respect to each such Domestic Subsidiary or Foreign Subsidiary directly owned by a Loan Party, deliver to the Collateral Agent any certificates representing (if the Capital Stock of the applicable Subsidiary is certificated) (A) with respect to any such Domestic Subsidiary, 100% of the issued and outstanding Capital Stock of such Domestic Subsidiary and (B) with respect to any such Foreign Subsidiary, 65% of the issued and outstanding Capital Stock of such Foreign Subsidiary, in each case together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, or take such other actions as may be required under applicable law to perfect the security interests in such Capital Stock and (ii) cause each such Subsidiary that is a Domestic Subsidiary to become a party to the Guaranty and Collateral Agreement and take all actions necessary to perfect the security interest of the Collateral Agent in such Subsidiary’s Collateral (subject to the conditions and limitations set forth in the Loan Documents).

Notwithstanding anything in this Agreement to the contrary, the Loan Parties shall have no obligation to perfect the Collateral Agent’s or other Secured Parties’ interests in Intellectual Property outside of the United States. The Collateral Agent may (but has no obligation) in its discretion (in each case by agreeing in writing) lengthen the foregoing time periods and otherwise modify (with the Borrower’s consent) the foregoing requirements to the extent it deems it reasonable and prudent to do so and may (but has no obligation) waive the foregoing requirements to the extent that the cost of obtaining a security interest in the foregoing Property is excessive (as reasonably determined by the Collateral Agent) in relation to the benefits to the Lenders, or if the granting of a security interest in any such Property would be prohibited by contract or applicable law.

6.12 Further Assurances. With respect to any additional Collateral acquired after the Closing Date, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other Property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant (and in any event subject to the conditions and limitations) hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.13 Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 4.16 and request the issuance of Letters of Credit only for purposes reasonably satisfactory to the Issuing Lender.

6.14 Post-Closing Matters. The Borrower shall, no later than June 30, 2008 (or such later date as the Administrative Agent, in its sole discretion, shall agree to), ensure that (i) one or more U.S. Persons having no more than de minimis assets (other than Capital Stock of the Borrower or cash and Cash Equivalents that were not transferred to them by the Borrower or any Subsidiary) or assets and liabilities of the type Holdings would be permitted to have under Section 7.15 shall have collectively acquired 100% of each class of outstanding Capital Stock of the Borrower (such Persons, collectively, “Holdings”), (ii) the Collateral Agent shall have received certificates representing 100% of the issued and outstanding Capital Stock of the Borrower together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings, (iii) Holdings shall have become a party to the Credit Agreement and the Guaranty and Collateral Agreement and shall have taken all actions (including, without limitation, the filing of UCC financing statements) necessary to perfect the security interest of the Collateral Agent in Holdings’ Collateral (subject to the conditions and limitations on such perfection set forth in the Collateral Documents) and (iv) such legal opinions, documents and certificates relating to Holdings and the Loan Documents as the Administrative Agent shall reasonably request in connection therewith shall have been delivered to the Administrative Agent (the date on which the obligations pursuant to this Section 6.14 are satisfied, the “Holdings Accession Date”).

SECTION 7

NEGATIVE COVENANTS

The Borrower and Holdings (in the case of Holdings, with respect to Section 7.15(b) upon and following the Holdings Accession Date only) hereby agree that, until the expiration or termination of the Commitments, all Letters of Credit have been terminated (or cash collateralized or subject to another arrangement in each case in a manner reasonably acceptable to Administrative Agent and the Issuing Lender) and so long as any Obligations (other than contingent indemnification obligations) are owing to any Lender, the Administrative Agent or the Collateral Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to and, with respect to Section 7.15(b) upon and following the Holdings Accession Date only, Holdings shall not, in each case directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Borrower as of any Test Date that falls during any period set forth below to exceed the ratio set forth below opposite the period in which such Test Date falls:

Period	Consolidated Leverage Ratio
September 30, 2008 - June 30, 2009	6.50 to 1.00
July 1, 2009 - June 30, 2010	6.00 to 1.00
July 1, 2010 - June 30, 2011	5.75 to 1.00
July 1, 2011 and thereafter	5.25 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for the four quarter period ending on any Test Date that falls during any period set forth below to be less than the ratio set forth below opposite the period in which such Test Date falls:

Consolidated Interest
Period	Coverage Ratio
September 30, 2008 - June 30, 2009	1.60 to 1.00
July 1, 2009 - June 30, 2010	1.75 to 1.00
July 1, 2010 - June 30, 2011	1.85 to 1.00
July 1, 2011 and thereafter	2.00 to 1.00

(c) Consolidated Senior Secured Debt Ratio. Permit the Consolidated Senior Secured Debt Ratio of the Borrower as of any Test Date that falls during any period set forth below to exceed the ratio set forth below opposite the period in which such Test Date falls:

Consolidated Senior
Period	Secured Debt Ratio
September 30, 2008 - June 30, 2009	4.25 to 1.00
July 1, 2009 - June 30, 2010	3.75 to 1.00
July 1, 2010 - June 30, 2011	3.25 to 1.00
July 1, 2011 - June 30, 2012	3.00 to 1.00
July 1, 2012 and thereafter	2.75 to 1.00

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document or, other than in the case of Holdings, the Senior Subordinated Notes;

(b) Indebtedness of the Borrower to any Subsidiary or any Unrestricted Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary or any Unrestricted Subsidiary; provided that any Indebtedness of any Unrestricted Subsidiary or any Subsidiary that is not a Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor shall not exceed the aggregate amount of $7,500,000 at any time;

(c) Indebtedness (including, without limitation, Capital Lease Obligations and purchase money Indebtedness) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals, reallocations or extensions thereof (without any increase in the principal amount thereof (other than accrued interest, the amount of any market driven premiums required to be paid thereon or reasonable fees and expenses in connection therewith) or any shortening of the maturity or Weighted Average Life to Maturity of any principal amount thereof);

(e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

(f) (i) Permitted Additional Debt of the Borrower in an aggregate principal amount not to exceed $200,000,000 at any one time outstanding, so long as the Borrower shall have delivered a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, as of the last day of the most recent Calculation Period the Borrower is in compliance with each Financial Condition Covenant (and if the last date of any such Calculation Period is prior to the first Test Date, the levels under Section 7.1 for the Financial Condition Covenants for such first Test Date shall be deemed to apply for this purpose); and (ii) Guarantee Obligations, on terms and conditions acceptable to the Administrative Agent, of any Subsidiary Guarantor of the Permitted Additional Debt referred to in the previous clause (i), so long as such Guarantee Obligations are subordinated to the obligations of such Subsidiary Guarantor under the Guaranty and Collateral Agreement to the same extent as the obligations of the Borrower in respect of such Permitted Additional Debt are subordinated to the Obligations;

(g) Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incur-

rence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(h) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Subsidiary in connection with Borrower’s and its Subsidiaries’ business;

(i) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $30,000,000 at any one time outstanding;

(j) obligations under interest Hedge Agreements with respect to the Loans or otherwise permitted under Section 7.17;

(k) Indebtedness incurred in connection with Investments permitted by Section 7.8(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding, in each case so long as (i) such Indebtedness is not incurred in contemplation of the relevant Investment and (ii) the Borrower shall have delivered a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Indebtedness on a Pro Forma Basis as of the last day of the most recent Calculation Period (and if the last date of any such Calculation Period is prior to the first Test Date, the levels under Section 7.1 for the Financial Condition Covenants for such first Test Date shall be deemed to apply for this purpose), the Borrower is in compliance with each Financial Condition Covenant;

(l) Indebtedness consisting of deferred purchase price or notes issued to officers, directors, consultants, managers and employees (or their assigns) to purchase or redeem Capital Stock of the Borrower in an aggregate amount not to exceed $4,000,000 at any time outstanding;

(m) Indebtedness in respect of netting services or overdraft protection or in connection with deposit accounts or securities accounts maintained with financial institutions or from any arrangement relating to the provision of treasury, depositary or cash management services or automated clearinghouse transfer of funds, in each case incurred in the ordinary course of business;

(n) Indebtedness arising in connection with the endorsement of negotiable instruments for deposit and/or collection in the ordinary course of business;

(o) Indebtedness consisting of the financing of insurance premiums arising in the ordinary course of business;

(p) Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding; and

(q) Indebtedness due and outstanding and contingent obligations, in each case arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with the Acquisition, a Permitted Business Acquisition or a Disposition permitted herein.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or other governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the same may be, in conformity with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, vendors’, laborers’, mechanics’, materialmen’s, repairmen’s or other like Liens, arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) Liens arising out of pledges or deposits in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security or retirement benefits or similar legislation;

(d) deposits to secure performance of payment bonds, bids, tenders, franchises, trade contracts (other than for borrowed money), leases, statutory obligations, surety appeal and custom bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances on real Property of the Borrower or any Subsidiary that, individually or in the aggregate, do not materially interfere with the occupation, use or enjoyment by the Borrower or any Subsidiary, as the case may be, of the Property or assets encumbered thereby in the normal course of business and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), and renewals thereof; provided that no such Lien is spread to cover any additional Property after the Closing Date;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets; pro-

vided that (i) such Liens shall be created substantially simultaneously with (or otherwise within 180 days of) the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not less than 80%, or more than 100% of the purchase price of such fixed or capital asset;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor or sublessor or under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased thereby;

(j) with respect to any Mortgaged Property, Liens expressly permitted by the applicable Mortgage;

(k) attachment and/or judgment Liens (i) that do not give rise to an Event of Default under Section 8.1(h), (ii) that are being contested in good faith by appropriate proceedings diligently prosecuted and (iii) for which adequate reserves (if any) have been established in conformity with GAAP;

(l) Liens securing renewals, extensions, modifications and replacement of any Indebtedness secured by a Lien permitted under Section 7.3(g), (m), (n), (p) or (v) so long as (i) such Indebtedness is not increased, (ii) such renewal, extension, modification or replacement is not secured by additional assets, and (iii) such Lien otherwise complies with all stated conditions applicable thereto under this Section 7.3 (with any such Lien under this clause (l) being deemed also a utilization under the clause pursuant to which such Lien was originally incurred);

(m) Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and its Subsidiaries collectively) $10,000,000;

(n) Liens securing Indebtedness permitted under Section 7.2(p) and existing on any property or asset prior to the acquisition thereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof; provided that such Lien is not created in contemplation of such acquisition and such Lien does not encumber any Property other than the Property or assets of such Person;

(o) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(p) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Investment permitted pursuant to Section 7.8(p);

(q) Liens on insurance policies and the proceeds thereof incurred in the ordinary course of business in connection with the financing of insurance premiums; provided that such Liens shall limited only to the insurance policies and proceeds of such insurance premiums;

(r) Liens on goods arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(s) Liens on deposit accounts or securities accounts in connection with over-draft protection and netting services;

(t) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower or any Subsidiary in the ordinary course of business;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business; or

(v) Liens on property rented to, or leased by, the Borrower or any Subsidiary pursuant to one or more sale and leaseback transactions resulting in aggregate Attributable Debt in an amount not to exceed $5,000,000 at any one time outstanding; provided that (i) such sale and leaseback transaction is permitted by Section 7.11, (ii) such Liens do not encumber any other property of the Borrower or any Subsidiary, and (iii) such Liens secure only the value of the total obligations of the lessee for rental payments during the remaining term of the Lease included in any such sale and leaseback transaction.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Subsidiary or an Unrestricted Subsidiary (if, in the case of an Unrestricted Subsidiary, no Default or Event of Default would result therefrom) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.11 in connection therewith);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor (it being understood that a liquidation, winding up or dissolution of a Subsidiary shall be treated as if such Subsidiary had Disposed of all of its assets);

(c) the Borrower and its Subsidiaries may consummate the transactions permitted under Section 7.5(e); and

(d) (x) the Borrower or, following the Holdings Accession Date, Holdings, may merge with (i) Local Insight Media, L.P., a Delaware limited partnership (“LIM”) or (ii) a shell Wholly Owned Subsidiary of LIM; provided that the Borrower shall be the surviving corporation or (y) the Capital Stock of the Borrower or, following the Holdings Accession Date, Holdings or any of its parent companies, may be contributed to LIM (but if the Borrower’s Capital Stock shall be so contributed, there shall be a U.S. Person or U.S. Persons that only have de minimis assets and liabilities (other than the Capital Stock of the Borrower or assets and liabilities that such Persons could otherwise have under Section 7.15(b)) and that are a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of LIM of which the Borrower shall be a Wholly Owned Subsidiary and which shall act as Holdings hereunder and in connection therewith, the Borrower shall deliver such legal opinions, documents and certificates as to such Person as the Administrative Agent reasonably requests); provided further that, on a Pro Forma Basis, as of the last day of the most recent Calculation Period (and if the last date of any such Calculation Period is prior to the first Test Date, the levels under Section 7.1 for the Financial Condition Covenants for such first Test Date shall be deemed to apply for this purpose) the Borrower is in compliance with each Financial Condition Covenant.

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person (other than to the Borrower or to a Subsidiary Guarantor), except:

(a) the Disposition of (x) Property having an aggregate fair market value of $1,000,000 or less in any Disposition or series of related Dispositions, (y) obsolete, damaged or worn out Property or (z) Property (including the closure of sales offices and branches) that has otherwise become unsuitable for use, or commercially unnecessary, in connection with the business of the Borrower or any of its Subsidiaries in the ordinary course of business;

(b) the sale of the Borrower’s or such Subsidiary’s primary products and services in the ordinary course of business;

(c) Dispositions permitted by Section 7.4;

(d) the sale or issuance of (i) any Subsidiary’s Capital Stock to the Borrower or any Subsidiary (so long as the percentage ownership by the Borrower and the Subsidiary Guarantors of such Subsidiary’s Capital Stock shall not be reduced due to such sale or issuance) or (ii) to the extent not resulting in a Change of Control, the Borrower’s Capital Stock;

(e) other Dispositions to the extent that the aggregate Net Cash Proceeds received from all such Dispositions permitted by this clause (e) shall not exceed $30,000,000 in the aggregate during the term of this Agreement; provided that (i) each such Disposition shall be in an amount at least equal to the fair market value thereof and for proceeds consisting of at least 75% cash (with the assumption of Indebtedness (other than Indebtedness subordinated in right of payment to any of the Obligations or to any of the obligations of any Guarantor under Section 2 of the Guaranty and Collateral Agreement) and the sale for cash within thirty (30) days of receipt of securities received counted as cash) and (ii) the Net Cash Proceeds of any such sale are applied as required by Section 2.12;

(f) any Recovery Event, provided that the requirements of Section 2.12 are complied with in connection therewith;

(g) a Disposition of assets between or among the Borrower and any Subsidiary Guarantor or by any Subsidiary to the Borrower or any Subsidiary Guarantor or among any Subsidiaries that are not Guarantors;

(h) the sale or other Disposition of cash or Cash Equivalents in the ordinary course of business;

(i) the license or sublicense of Intellectual Property in the ordinary course of business;

(j) any lease, license, sublease or sublicense of any property in ordinary course; provided that the requirements of Section 7.3 are complied with in connection therewith; and

(k) the write-off, discount sale or other Disposition of defaulted or past due receivables and similar obligations.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make a Restricted Payment in respect of its Capital Stock on a pro rata basis;

(b) (i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) any Subsidiary that is not a Subsidiary Guarantor may make Restricted Payments to any other Subsidiary that is not a Subsidiary Guarantor;

(c) the Borrower may, and, upon and following the Holdings Accession Date, the Borrower and its Subsidiaries may make Restricted Payments so that Holdings may, make Restricted Payments (A) at such times and in such amounts as are necessary to make payments required by or on account of the Consulting Agreement and (B) to provide funds to pay Taxes imposed on the common parent of a consolidated, unitary or similar tax group of which the Borrower or any of its Subsidiaries is a member, in amounts not to exceed any such taxes that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone group (reduced by any such taxes paid directly by the Borrower or its Subsidiaries);

(d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments not otherwise permitted to be made by this Section 7.6 in an aggregate amount equal to the sum of (x) $7,500,000 plus (y) the Available Additional Basket at the time of making any such Restricted Payment; provided that the amounts specified in clause (i) of the definition of “Available Additional Basket” shall only be available for Restricted Payments pursuant to this clause (d) if the Borrower shall have delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating that, upon giving effect to the making of such Restricted Payment on a Pro Forma Basis, the Consolidated Leverage Ratio of the Borrower is less than 4.00 to 1.00;

(e) the Borrower or any Subsidiary may make repurchases of Capital Stock (or, upon and following the Holdings Accession Date, make Restricted Payments to Holdings to allow Holdings to make repurchases of Capital Stock) deemed to occur upon the cashless exercise of stock options when such Capital Stock represents a portion of the exercise price thereof;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may, and, upon and following the Holdings Accession Date, the Borrower may make distributions to Holdings to permit Holdings to, purchase the Borrower’s or Holdings’ Capital Stock (or the Capital Stock of any of Holdings’ parent companies), as the case may be, from present or former officers, directors, employees or consultants of the Borrower or any Subsidiary or Holdings or any of its parent companies (to the extent related to the business of the Borrower or any Subsidiary) upon the death, disability or termination of employment of such officer, director, employee or consultant pursuant to and in accordance with the terms of such officer’s, director’s, employee’s or consultant’s employment agreement or other applicable agreement, if any; provided that the aggregate amount of payments under this paragraph subsequent to the date hereof (net of any proceeds received by Holdings, as the case may be, subsequent to the Holdings Accession Date in connection with resales of any common stock or common stock options so purchased to a Person other than a Permitted Investor or a Spectrum Party) shall not exceed during the term of this Agreement the sum of (i) $7,500,000 plus (ii) the Available Additional Basket at the time of making any such Restricted Payment;

(g) the Borrower may make other Restricted Payments in an amount not to exceed $7,500,000 during the life of this Agreement; and

(h) the Borrower may make distributions to Holdings to permit Holdings or any of its parent companies to pay corporate overhead expenses, franchise or similar taxes and other expenses incurred in the ordinary course of business not to exceed $2,000,000 in any fiscal year.

7.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the aggregate, in the ordinary course of business not exceeding (x) $12,500,000 for the period from and including the Closing Date to and including March 31, 2009, (y) $6,250,000 for the period from and including April 1, 2009 to and including December 31, 2009 and (z) $5,000,000 for each fiscal year of Borrower starting on or after January 1, 2010, (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount or otherwise with Net Cash Proceeds of an asset Disposition or a Recovery Event which are not subject to the prepayment and/or reinvestment obligations under Section 2.12(b), (c) Capital Expenditures (x) made by the Borrower or any Subsidiary as a tenant in leasehold improvements, to the extent actually reimbursed by the landlords or subject to a current Contractual Obligation of the landlord to reimburse or (y) actually paid for by a third party (excluding Holdings, the Borrower or any Subsidiary) and for which none of Holdings, the Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person; provided that, notwithstanding any other provision of this Agreement to the contrary, such third party payment shall not increase the Available Additional Basket and (d) other Capital Expenditures to the extent of the Available Additional Basket at the time of making any such Capital Expenditure. Notwithstanding the foregoing, (x) the amount of Capital Expenditures set forth in this Section 7.7 in respect of any fiscal year ending on or prior to December 31, 2013 may be increased by an amount not to exceed $2,500,000 (such amount, the “Pull-Forward Amount”), and the Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar for dollar basis, the amount of Capital Expenditures permitted to be made pursuant to this Section 7.7 in such immediately succeeding fiscal year and (y) any such amount referred to in clause (a) above, not to exceed $2,500,000 in any fiscal year, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditures in the next succeeding fiscal year.

7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of Guarantee Obligation or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business (including any instrument evidencing the same and any instrument, security or other asset acquired through bona fide collection efforts with respect to the same);

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b), 7.2(e) and/or 7.2(i);

(d) loans and advances to officers, directors, employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses, but not to repurchase Capital Stock) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $2,000,000 at any one time outstanding;

(e) Investments in assets useful in the Borrower’s business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrower or any of its Subsidiaries in (i) the Borrower or (ii) any Person that, prior to such Investment, is a Subsidiary Guarantor;

(g) Investments constituting Permitted Business Acquisitions;

(h) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed during the term of this Agreement $15,000,000;

(i) Hedge Agreements with respect to the Loans or otherwise permitted under Section 7.17;

(j) Investments in Subsidiaries that are not Guarantors and Unrestricted Subsidiaries having an aggregate a fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made in Subsidiaries that are not Guarantors and Unrestricted Subsidiaries pursuant to this clause (j) since the Closing Date, not to exceed $3,000,000 (but, to the extent that any Investment made pursuant to this clause (j) since the Closing Date is sold or otherwise liquidated for cash or designated as a Subsidiary, minus the lesser of (x) the cash return of capital with respect to such Investment (less the cost of disposition, if any) or the fair market value of such Unrestricted Subsidiary at the time of redesignation (as applicable) and (y) the initial amount of the Investment);

(k) Investments resulting as a result of the receipt of non-cash consideration in connection with Dispositions permitted under Section 7.5;

(l) (x) indemnities granted in the ordinary course of business and (y) deposits, prepayments and other credits to suppliers made in the ordinary course of business;

(m) non-cash loans to officers, directors and employees of the Borrower, its Subsidiaries and, upon and following the Holdings Accession Date, Holdings, in connection with such person’s purchase of Capital Stock of Holdings or the Borrower;

(n) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(o) Investments outstanding on the Closing Date and identified on Schedule 7.8;

(p) Investments consisting of cash earnest money deposits required in connection with Permitted Business Acquisitions;

(q) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on balance sheet and endorsements for collection or deposit arising in the ordinary course of business;

(r) Investments consisting of licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(s) the Acquisition may be made.

7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc.

(a) Make any prepayment, repurchase or redemption of, or otherwise voluntarily or optionally escrow or defease all or any part of the principal of the Senior Subordinated Notes or any other Indebtedness which is contractually subordinated in right of payment to the Obligations or the obligations of any Guarantor under Section 2 of the Guaranty and Collateral Agreement or any Permitted Additional Debt, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, except, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, for any such payments, prepayments, repurchases, redemptions or defeasances in an aggregate purchase price that do not exceed the Available Additional Basket at the time of any such payment, prepayment, repurchase, redemption or defeasance; provided that the amounts specified in clause (i) of the definition of “Available Additional Basket” shall only be available for such payment, prepayment, repurchase, redemption or defeasance pursuant to this clause (a) if the Borrower shall have delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating that, after giving effect to the making of such payment, prepayment, repurchase, redemption or defeasance on a Pro Forma Basis, the Consolidated Leverage Ratio of the Borrower is less than 4.00 to 1.00;

(b) make or offer to make any optional or voluntary payment of interest in respect of the Senior Subordinated Notes or any other Indebtedness which is contractually subordinated in right of payment to the Obligations or the obligations of any Guarantor under Section 2 of the Guaranty and Collateral Agreement or any Permitted Additional Debt except, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, for any such payment that does not to exceed the Available Additional Basket at the time of any such payment; provided that the amounts specified in clause (i) of the definition of “Available Additional Basket” shall only be available for such payment pursuant to this clause (b) if the Borrower shall have delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating that, after giving effect to the making of such payment on a Pro Forma Basis, the Consolidated Leverage Ratio of the Borrower is less than 4.00 to 1.00;

(c) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or any of the Senior Subordinated Note Documents in a manner materially adverse to the Lenders; and

(d) designate any Indebtedness (other than the Obligations or any obligations of a Guarantor under Section 2 of the Guaranty and Collateral Agreement) as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Notes or the Senior Subordinated Note Indenture.

7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary or, to the extent expressly permitted by Section 7.15(b), Holdings) unless such transaction is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to:

(a) the payment or performance of obligations under the Consulting Agreement;

(b) (i) the payment of expenses to the Sponsors to the extent incurred in connection with the Transactions and (ii) expenses and indemnities payable to the Sponsors in connection with their activities relating to the Borrower and its Subsidiaries;

(c) Restricted Payments that are permitted by the provisions of Section 7.6 and Investments that are permitted by Section 7.8(c), (d), (j) or (m) and/or transactions pursuant to Section 7.4;

(d) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of Holdings or any of its parent companies the Borrower or any Subsidiary; provided that in the case of such payments being made to or on behalf of Holdings or any such parent companies, such payments shall only be funded by Restricted Payments made pursuant to Section 7.6(h);

(e) the issuance of Capital Stock of the Borrower to Holdings and the issuance of Capital Stock of Holdings to the extent otherwise permitted hereunder;

(f) any agreement, instrument or arrangement in effect as of the Closing Date and set forth on Schedule 7.10(f), or any amendment or modification thereto or replacement thereof (so long as any such amendment, modification or replacement is not disadvantageous to the Lenders in any material respect as compared to the applicable agreement in effect on the Closing Date); and

(g) other transactions to the extent that the aggregate amount of all such transactions during any one fiscal year of the Borrower does not exceed $2,000,000.

7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal Property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Borrower or such Subsidiary unless (i) the Borrower or such Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 7.2 and (b) created a Lien on such Property securing such Attributable Debt under Section 7.3(w) hereof, (ii) the consideration received by the Borrower or such Subsidiary in connection with such sale and leaseback transaction is at least equal to the fair market value (as determined in good faith by the Borrower) of such Property that is subject to such transaction and (iii) the sale and leaseback transaction is treated as an Asset Sale.

7.12 Limitation on Changes in Fiscal Periods; Amendment of Organizational Documents. (a) Permit the fiscal year of the Borrower to end on a day other than December 31, or (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders, in each case, without the prior written consent of the Required Lenders.

7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of a Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) the Senior Subordinated Notes or the Senior Subordinated Note Indenture or any other Indebtedness to the extent the prohibitions or limitations to so create, incur, assume or suffer to exist such Liens are not more restrictive in any material respect than those set forth in the Senior Subordinated Note Indenture (as in effect on the Closing Date or as modified pursuant to Section 7.9(c)), (c) any agreements governing (x) any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (y) any Indebtedness incurred pursuant to Section 7.2(k), (o) or (p) to the extent such prohibition or limitation only to the extent the assets acquired in connection with such incurrence, (d) customary restrictions on assignment of contracts contained therein, (e) customary restrictions with respect to an asset imposed pursuant to an agreement for the Disposition (which Disposition is permitted by Section 7.5) of such asset, (f) agreements which are (i) binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary, (ii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture and entered into in the ordinary course of business, (iii) are customary restrictions in leases, subleases, licenses or asset sale arrangements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, and (v) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (g) any prohibition or limitation that exists pursuant to applicable Requirements of Law.

7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Senior Subordinated Notes or the Senior Subordinated Note Indenture or any other Indebtedness to the extent the encumbrances or restrictions on the activities referred to in clauses (a) through (c) therein are not more restrictive in any material respect than those set forth in the Senior Subordinated Note Indenture

(as in effect on the Closing Date or as may be modified pursuant to Section 7.9(c)) and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any Loan Document, (B) the foregoing shall not apply to restrictions and conditions existing on the date hereof set forth on Schedule 7.14 (but shall apply to any amendment, modification, restatement, renewal, increase, supplement, refund, replacement or financing of restrictions and conditions set forth on Schedule 7.14, expanding the scope of, any such restriction or condition; provided that the amendments, modifications, restatements, renewals, increases, supplements, refunding, replacements or refinancings are no more restrictive, taken as a whole, with respect to Restricted Payments than those contained in the restrictions and conditions set forth on Schedule 7.14 as of the Closing Date), (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property or assets other than Collateral securing such Indebtedness and the proceeds thereof and only for so long as such Indebtedness is outstanding, (E) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (F) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement related to any Indebtedness incurred by a Subsidiary prior to the date on which such Subsidiary was acquired by the Borrower; provided such restrictions and conditions apply only to the Subsidiary (and its assets at the time of acquisition) that was acquired and were not created in contemplation of such acquisition (but shall apply to any amendment, modification, restatement, renewal, increase, supplement, refund, replacement or financing expanding the scope of, any such restriction or condition; provided that the amendments, modifications, restatements, renewals, increases, supplements, refunding, replacements or refinancings are no more restrictive, taken as a whole, than contained by any agreement related to such Indebtedness; provided, further, that such Indebtedness was permitted to be incurred hereunder), (G) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement related to the refinancing of Indebtedness permitted hereunder, provided that the original restrictions or conditions were permitted hereunder and the terms of any such restrictions or conditions are not materially less favorable to the Borrower and its Subsidiaries or the Lenders than the restrictions or conditions contained in the predecessor agreements, (H) clause (a) of the foregoing shall not apply to customary provisions in capital leases or purchase money obligations for property acquired or leased in the ordinary course of business that impose restrictions on that property of the nature of clause (A); provided that such Indebtedness and such Liens shall be permitted to be incurred hereunder, (I) clause (a) of the foregoing shall not apply to customary provisions in leases or licenses entered into in the ordinary course of business that impose restrictions on the property so leased, (J) the foregoing shall not apply to provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; provided that such restrictions apply only to the assets or property subject to such joint venture, (K) the foregoing shall not apply to restrictions on cash or other deposits or net worth under contracts or leases entered into in the ordinary course of business and (L) clause (a) of the foregoing shall not apply to customary provisions in any agreement relating to a sale and leaseback transaction or Capital Lease Obligations other-

wise permitted hereunder, but only on the assets subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or Capital Lease Obligations; provided that such Indebtedness and such Liens are permitted to be incurred hereunder; provided, further, that such sale and leaseback is permitted under Section 7.11.

7.15 Limitation on Lines of Business. (a) With respect to the Borrower and its Subsidiaries, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or are reasonable extensions thereof or (b) in the case of Holdings, from and after the Holdings Accession Date, engage in any business other than (i) the ownership of all outstanding Capital Stock of the Borrower, (ii) maintaining its existence, (iii) participating in tax, accounting and other administrative activities as a parent of the consolidated group of companies, including the Loan Parties, (iv) the execution and delivery of the Transaction Documents to which it is a party and the performance of its obligations thereunder, (v) any public offering of its common stock or any other issuance or registration of its Capital Stock, including any related shareholder agreements and other arrangement with the shareholders of Holdings, (vi) any transaction that Holdings is expressly permitted to enter into or consummate under this Section 7, including making any Restricted Payment, that does not result in Holdings directly conducting operations, (vii) the incurrence of fees, costs and expenses relating to the raising of equity and fees, costs and expenses relating to its existence or to overhead including professional fees for legal, tax and accounting services, (viii) providing indemnification to officers, directors and shareholders, and (ix) activities incidental to the businesses or activities described in clauses (b)(i) through (viii) of this Section 7.15.

7.16 [Reserved].

7.17 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements required to be entered into pursuant to this Agreement or that are otherwise entered into in the ordinary course of business, and not for speculative purposes, in respect of changes in interest rates, commodity prices or foreign exchange rates.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due and payable in accordance with the terms hereof, (ii) any interest on any Loan or Reimbursement Obligation, or any Commitment Fee payable hereunder, within five Business Days after any such interest or Commitment Fee becomes due in accordance with the terms hereof or thereof or (iii) any other fees or other amount payable hereunder or under any other Loan Document, within ten days after any such fee or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a), Section 6.14 or Section 7; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice of such default shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e) the Borrower, any of its Subsidiaries, or, upon and following the Holdings Accession Date, Holdings, shall, after giving effect to applicable cure periods and consents and waivers obtained during such cure periods, (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition, after giving effect to applicable cure periods and consents and waivers obtained during such cure periods, exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) the Borrower, any of its Material Subsidiaries (as defined below), or, upon and following the Holdings Accession Date, Holdings, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar of-

ficial for it or for all or any substantial part of its assets, or the Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any of its Material Subsidiaries, or, upon and following the Holdings Accession Date, Holdings, any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, any of its Material Subsidiaries, or, upon and following the Holdings Accession Date, Holdings, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof, or (iv) the Borrower, any of its Material Subsidiaries, or, upon and following the Holdings Accession Date, Holdings, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower, any of its Material Subsidiaries, or, upon and following the Holdings Accession Date, Holdings, shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due (for purposes of this Section 8.1(f), “Material Subsidiary” shall mean any Subsidiary of the Borrower that, as of the last day of the most recently ended fiscal quarter of the Borrower, had assets or revenues (on a consolidated basis including its Subsidiaries) with a value in excess of 5.0% of the consolidated assets of the Borrower or 5.0% of the consolidated revenues of the Borrower; provided that in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 10.0% of the consolidated assets of the Borrower or 10.0% of the consolidated revenues of the Borrower as of the end of and for the most recently completed fiscal year, then one or more of such Subsidiaries as designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess); or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard of Section 412 of the Code shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or shall be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower, any of its Material Subsidiaries, or, upon and following the Holdings Accession Date, Holdings, involving for the Borrower, any of its Material Subsidiaries, or, upon and following the Holdings Accession Date, Holdings, taken as a whole a liability (to the extent not paid or fully covered by insurance and as to which the relevant insurance company has not denied coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, or

(i) The security interest or lien created under any of the Security Documents shall cease, for any reason (other than by reason of (x) the express release thereof pursuant to Section 9.12, (y) the failure of the Administrative Agent or the Collateral Agent to retain possession of Collateral physically delivered to it or (z) the failure of the Administrative Agent or the Collateral Agent to timely file UCC continuation statements), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable (other than with respect to a de minimis portion of the Collateral) and of the same effect and priority purported to be created thereby or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(j) The guarantee contained in Section 2 of the Guaranty and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.12), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(k) Any Change of Control shall occur;

(l) The Senior Subordinated Notes or any guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the Guarantee Obligations of the Subsidiary Guarantors under the Guaranty and Collateral Agreement, as provided in any Senior Subordinated Note Indenture, or any Loan Party shall so assert in writing; or

(m) At any time prior to the Holdings Accession Date, there shall exist any Lien on any or all of the Capital Stock of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Re-

quired Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes each of the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 Nature of Duties. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or the Issuing Lender hereunder.

The Administrative Agent and the Collateral Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as the case may be. The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connec-

tion with the syndication of the Credit Facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

9.3 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agents by the Borrower, a Lender or the Issuing Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

9.4 Reliance by Administrative Agent and Collateral Agent. The Administrative Agent and Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and Collateral Agent also may each rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, each of the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless such Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and the Collateral Agent. The Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent or the Collateral Agent, as the case may be, shall have received such directions, the Administrative Agent and the Collateral Agent each may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

9.6 Non-Reliance on Administrative and Other Lenders. Each Lender and the Issuing Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Agents hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.7 Indemnification. The Lenders agree to indemnify each Agent, the Issuing Lender, and the Swing Line Lender, each in its capacity as such hereunder, and their Affili-

ates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date, for, and to save such indemnitee harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 9.7 shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

9.8 Agents in Its Individual Capacity. Each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Administrative Agent or Collateral Agent. The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor agent for the Lenders which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent or Collateral Agent, as the case may be, meeting the qualifica-

tions set forth above; provided that if the Administrative Agent or Collateral Agent, as the case may be, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent or Administrative Agent, as the case may be, on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, such Agent shall continue to hold such Collateral until such time as a successor Administrative Agent or Collateral Agent, as the case may be, is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as the case may be, shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as the case may be, as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as the case may be, and the retiring Administrative Agent or Collateral Agent, as the case may be, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 9.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as the case may be.

9.10 Other Agents. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “joint bookrunner,” “documentation agent” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11 Withholding Tax. To the extent required by any applicable law, the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower pursuant to Section 2.19 and Section 2.20 and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

9.12 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize and direct the Administrative Agent and the Collateral Agent, as applicable:

(i) to release any Lien on any Property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Total Revolving Credit Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (unless cash collateralized or subject to other arrangements satisfactory to the Issuing Lender), (ii) that is Disposed of in connection with any sale or other Disposition permitted under the Loan Documents, or (iii) subject to Section 10.1, if otherwise approved, authorized or ratified in writing by the Required Lenders;

(ii) to (in the Administrative Agent’s discretion (exercised reasonably)) subordinate any Lien on any Property granted to or held by such Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 7.3; provided that any such subordination that would result in Liens under the Loan Documents being subordinated to Liens granted or existing pursuant to Section 7.3(a) or (k) securing obligations exceeding $5,000,000 in the aggregate, the consent of the Required Lenders shall be required to be obtained prior to effecting such subordination; and

(iii) to release any Subsidiary Guarantor from its obligations under the Guaranty and Collateral Agreement if such Person ceases to be a Subsidiary Guarantor as a result of a Disposition or any other transaction permitted under any Loan Document.

(b) In connection with a termination or release pursuant to this Section 9.12, the Administrative Agent and the Collateral Agent shall promptly execute and deliver to the applicable Loan Party, at the Borrower’s expense, all documents that the applicable Loan Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Subsidiary Guarantor from its obligations under the Guaranty and Collateral Agreement pursuant to this Section 9.12.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(a) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation; extend the scheduled date of any amortization payment in respect of any Term Loan; reduce the stated rate of any interest (but not the Default Rate) or fee or premium payable hereunder or extend the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby in an adverse manner; provided that it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.12, nor any amendment of Section 2.12 or the definitions of Asset Sale, Excess Cash Flow or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note;

(b) (i) amend, modify or waive any provision of this Section; (ii) reduce any percentage specified in the definition of Required Lenders, the definition of Supermajority Lenders or in any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents; (iv) release all or substantially all of the Collateral (other than in connection with any transaction permitted under the Loan Documents); or (v) release all or substantially all of the Subsidiary Guarantors from their Guarantee Obligations under the Guaranty and Collateral Agreement, in each case without the consent of all Lenders (other than in connection with any transaction permitted under the Loan Documents);

(c) amend, modify or waive any provision of Section 9, or any other provision of any Loan Document affecting the rights and obligations of the Administrative Agent, Collateral Agent or Issuing Lender without the consent of the Administrative Agent, Collateral Agent or Issuing Lender, as the case may be, to the extent the Administrative Agent, Collateral Agent or Issuing Lender, as the case may be, is directly affected thereby;

(d) amend, modify or waive any provision of Section 2.6 or 2.7 without the consent of the Swing Line Lender;

(e) amend, modify or waive any of the pro rata sharing or allocation of payments provisions of Section 2.18 without the consent of each Lender affected thereby;

(f) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender;

(g) change the percentage set forth in the definition of (x) “Required Lenders” or (y) “Required Revolving Credit Lenders”, without the written consent of each Lender (in the case of clause (x)) or each Revolving Credit Lender (in the case of clause (y)), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(h) forgive or reduce the amount or extend the date of payment of any amount required to be used to prepay Loans under Section 2.12(c), in each case without the consent of the Supermajority Lenders; or

(i) amend, modify or waive any provision of the definition of “Change of Control” or amend, modify or waive any provision of any Loan Document in a manner that would result in a Change of Control not causing an Event of Default, in each case without the consent of the Supermajority Lenders;

provided that the Borrower and the Administrative Agent may enter into any amendment necessary to implement the terms of any Incremental Loan Commitments in accordance with the terms of this Agreement without the consent of any Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the extensions of credit under the Credit Facilities and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.1, if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrowers or any other relevant Loan Party shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

It is understood and agreed that no amendment, modification or waiver to any Loan Document (other than those amendments, modifications or waivers made pursuant to the immediately preceding paragraph or pursuant to Section 2.25) shall become effective unless each Lender shall have been offered the opportunity to consent to such amendment, modification or waiver on the same terms and conditions (including as to any fee offered by the Borrower, the Sponsors or any of their respective Affiliates (other than any fee paid to an arranger or agent in their capacity as such) that every other Lender is being offered the opportunity to consent to such amendment, modification or waiver.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former respective positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

If the Required Lenders shall have approved any amendment, modification, waiver or termination, which requires the consent of all of the Lenders, all affected Lenders, or Qualified Counterparty, the Borrower may, upon notice to such non-consenting Lender and Administrative Agent, replace any such non-consenting Lender or Qualified Counterparty with another financial institution; provided that (i) the replacement financial institution shall purchase at par all Loans, including accrued interest thereon, accrued fees and all other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the Borrower shall be liable to such replaced Lender under Section 2.21 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto (as if such purchase constituted a prepayment of such Loans), (iii) such replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (v) such replacement financial institution shall have agreed to the applicable amendment, (vi) any such replacement shall not be deemed to be a waiver of any rights the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, (vii) such replaced Lender shall continue to be entitled to the benefits of Section 10.5 and (viii) to the extent such amendment, modification, waiver or termination relates to a reduction, elimination, forbearance or postponement of payment of the premium under Section 2.11(b), the Borrower will pay (or cause to be paid) such replaced Lender such premium when and if such premium would have otherwise become payable under such Section 2.11(b) before giving effect to such amendment, modification, waiver or termination.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an Administrative Questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this

Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

(i)	if to the Borrower or any other Loan Party:

c/o Local Insight Regatta Holdings, Inc.

188 Inverness Drive West, Suite 800

Englewood, Colorado 80112

Attention: John S. Fischer, General Counsel

Telephone: (303) 867-1608

Telefax: (303) 867-1601

with copies to:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue

Suite 2500

New York, New York 10022

Attention: John Almeida, Jr.

Telephone: (212) 893-9500

Telefax: (212) 893-9575

and:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Christopher Butler

Telephone: (312) 861-2298

Telefax: (312) 660-0892

(ii)	if to the Administrative Agent:

JPMorgan Chase Bank, NA, as Administrative Agent

1111 Fannin St, 10th Floor

Houston, TX 77002

Attention: Tonya M Walker-Bell, Account Manager

Telephone: (713) 750-2755

Telefax: (713) 750-2938

Email: tonaya.m.walker-bell@jpmchase.com

with a copy to:

JPMorgan Chase Bank, NA

270 Park Ave, 4th Floor

New York, NY 10017

Attention: Christophe Vohmann

Telephone: (212) 270-1722

Telefax: (212) 270-4584

Email: christophe.vohmann@jpmorgan.com

(iii)	if to the Issuing Lender:

JPMorgan Chase Bank, N.A., as Issuing Lender

1111 Fannin St, 10th Floor

Houston, TX 77002

Attention: Tonya M Walker-Bell, Account Manager

Telephone: (713) 750-2755

Telefax: (713) 750-2938

Email: tonaya.m.walker-bell@jpmchase.com

with a copy to:

JPMorgan Chase Bank, NA

270 Park Ave, 4th Floor

New York, NY 10017

Attention: Christophe Vohmann

Telephone: (212) 270-1722

Telefax: (212) 270-4584

Email: christophe.vohmann@jpmorgan.com

(iv)	if to the Swing Line Lender:

JPMorgan Chase Bank, N.A., as Swing Line Lender

1111 Fannin St, 10th Floor

Houston, TX 77002

Attention: Tonya M Walker-Bell, Account Manager

Telephone: (713) 750-2755

Telefax: (713) 750-2938

Email: tonaya.m.walker-bell@jpmchase.com

with a copy to:

JPMorgan Chase Bank, NA

270 Park Ave, 4th Floor

New York, NY 10017

Attention: Christophe Vohmann

Telephone: (212) 270-1722

Telefax: (212) 270-4584

Email: christophe.vohmann@jpmorgan.com

(v) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire or Assignment and Assumption, as applicable.

10.3 Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Joint Bookrunners and the Joint Lead Arrangers for all their reasonable out of pocket costs and expenses incurred in connection with the syndication of the Credit Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of IntraLinks, (b) to pay or reimburse each Lender, the Joint Bookrunners, the Collateral Agent and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent and Collateral Agent, (c) to pay, indemnify, or reimburse each Lender, the Collateral Agent and the Administrative Agent for, and hold each Lender, the Collateral Agent and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any other documents, and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, the Collateral Agent, the Joint Bookrunners and the Joint Lead Arrangers and their respective Related Parties (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses (other than loss profit), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries, or to any Property now or previously owned or operated by any of them, includ-

ing the presence or Release of Materials of Environmental Concern at, on, in, under or emanating from any and all such Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that, in each case, the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee and/or its Related Parties, (B) a dispute arising solely among Indemnitees and not arising from an act or omission of the Borrower or any of its Subsidiaries or (C) a material breach by such Indemnitee and/or its Related Parties of its obligations hereunder, provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one primary outside counsel and reasonably necessary local and specialty counsel for all Indemnitees with respect to any matter for which indemnification is sought unless, as reasonably determined by such Indemnitee’s counsel, representation of all such Indemnitees would create an actual or potential conflict of interest. The Borrower shall not be required to indemnify any Indemnitee for any Indemnified Liabilities paid or payable by such Indemnitee in, or resulting from, the settlement of any action, proceeding or investigation without the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided that the foregoing indemnity shall apply to any such settlement in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume. No party hereto or their respective Related Parties shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities. Except as otherwise provided herein, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand therefor. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such

Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein) with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred unless the sale of the participation to such Participant was made with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed). In addition, each transferor Lender selling a participation to a Participant under this Section 10.6(b) (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each such Participant, specifying such Participant’s entitlement to payments of principal and interest with respect to such participation (the “Participant Register”), and (ii) to the extent necessary, shall collect from each such Participant the appropriate forms, certificates and statements described in Section 2.20 (and updated as required by Section 2.20) as if such Participant were a Lender under Section 2.20(e). The entries in the Participant Register shall be conclusive absent manifest error.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender, any Affiliate of a Lender or any Control Investment Affiliate of a Lender (including any Related Fund) thereof or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed; provided that no such consent of the Borrower need be obtained prior to the earlier of (x) the completion of the Successful Syndication (as defined in the Fee Letter) and (y) the date that is 45 days after the Closing Date (during which time referred to in this proviso the Administrative Agent shall consult with the Borrower before granting the Administrative Agent’s consent to such assignments)) to any additional bank, financial institution or other entity (an “Assignee”), all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, substantially in the form of Exhibit B, executed by such Assignee and such As-

signor (and, where the consent of the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender, Related Fund or any Affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Commitments or Loans) shall have Commitments and Loans aggregating at least $1,000,000, in each case, unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Credit Facilities. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.19, 2.20 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, (i) the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default pursuant to Section 8.1(a) or 8.1(f) shall have occurred and be continuing, (ii) (A) Persons whose primary business directly competes in the directories business in which the Borrower operates and (B) the Persons specifically identified in Section 3(a)(i) of the Commitment Letter shall not be Assignees or Participants and (iii) none of Holdings, the Borrower or any Subsidiary shall be made an Assignee or Participant and no Assignee or Participant may be a natural person. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled.” The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent by the parties to such Assignment and Assumption of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, payable to such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, payable to the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Sec-

tion 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent, which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment. In addition, each Granting Lender granting an SPC the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, (i) shall keep a register, meeting the requirements of Treasury Regulation section 5f.103-1(c), of each SPC which has funded all or any part of any Loan that such Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement, specifying such SPC’s entitlement to payments of principal and interest with respect to such Loan, (ii) shall collect, prior to the time such SPC receives payments with respect to such funded Loan, from each SPC the appropriate forms, certificates and statements described in Section 2.20(e) (and updated as required by Section 2.20(e)) as if such SPC were a Lender under Section 2.20(e) and (iii) each SPC shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein) with respect to its participation in the Commitments and the Loans outstanding from time to time as if such SPC were a Lender; provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, except, in the case of Section 2.20, if the grant was made with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Section 10.6(g), each Lender shall have the right to sell one or more participations in all or any part of its Commitments, Loans or any other Obligation to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements, provided that the sales and repurchases are treated as financing for U.S. federal income tax purposes.

(h) For purposes of this Section 10.6, if an Issuing Lender transfers its rights with respect to the Borrower’s Reimbursement Obligation with respect to a Letter of Credit, (i) such Issuing Lender shall give the Borrower notice of such transfer for notation in the register maintained by the Borrower pursuant to Section 3.9(c), (ii) each such transfer may only be made upon notation of such transfer in such register, and (iii) no such transfer will be effective for purposes of this Agreement unless it has been recorded in such register.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a fund may, without the consent of the Borrower or the Administrative Agent, create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.6, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

10.7 Adjustments; Setoff.

(a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Credit Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof (but in any event excluding payroll, tax, trust, and petty cash accounts maintained in the ordinary course of business) to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent, the Lead Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lead Arranger, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally (and in the case of clauses (a), (b), (d) and (e), each of the Administrative Agent and the Lenders hereby irrevocably and unconditionally):

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) appoints Welsh, Carson, Anderson & Stowe at its address specified in Section 10.2 as its duly authorized agent for service of process and agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Joint Lead Arrangers, the Joint Bookrunners, the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lead Arranger, the Administrative Agent and the Lenders or among the Borrower and the Lenders.

10.14 Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Joint Lead Arrangers, the Joint Bookrunners, the Administrative Agent, any other Lender or any Affiliate of any thereof to the extent such Affiliate has agreed to be bound by the confidentiality provisions hereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its or its Affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential pursuant to the terms hereof), (d) to any financial institution that is a direct or indirect contractual counterparty (or is a prospective direct or indirect contractual counterparty) in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty, prospective contractual counterparty or professional advisor to such contractual counterparty or prospective contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization, or upon the request of any regulator or examiner or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document, in the case of (e), (f) and (g) above, provided, however, that the Administrative Agent or Lender has provided the applicable Loan Party prior written notice thereof to the extent practicable, cooperated with such Loan Party to obtain a protective order or other confidential treatment, at the Borrower’s expense, and discloses only that portion of the confidential information as is requested

10.15 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.16 Subordination of Intercompany Debt. Each Loan Party agrees that all intercompany Indebtedness owing to non-Loan Parties (the “Intercompany Debt”) is subordinated in right of payment to the prior payment in full of all Obligations (other than contingent indemnification obligations). Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Loan Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made (but such payments may accrue) by or on behalf of any Loan Party on account of any Intercompany Debt. In the event that any non-Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 10.16, such payment shall be held by such non-Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

10.17 Patriot Act Notice. The Administrative Agent and the Lenders hereby notify the Borrower that pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender.

10.18 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19 No Fiduciary Duty. The Administrative Agent, Co-Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Loan Parties. The Loan Parties agree that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other similar implied duty between the Lenders and the Loan Parties. In connection with all aspects of each transaction contemplated by this Agreement, the Loan Parties acknowledge and agree that: (a) (i) the arranging and other services described herein are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Lenders, on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and have not relied on any of the Lenders for advice in any of such regards, and (iii) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement; and (b) (i) each Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of Loan Parties under the Loan Documents and (ii) under the Loan Documents, no Lender has any obligation to the Loan Parties with respect to the transactions contemplated by this Agreement except those obligations expressly set forth in this Agreement and/or the other Loan Documents. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

LOCAL INSIGHT REGATTA HOLDINGS, INC., as the Borrower

By:	/s/ James Stirbis
	Name:	James Stirbis
	Title:	Chief Financial Officer

LOCAL INSIGHT YELLOW PAGES, INC., as Subsidiary Guarantor

By:	/s/ James Stirbis
	Name:	James Stirbis
	Title:	Chief Financial Officer

LOCAL INSIGHT LISTING MANAGEMENT, INC., as Subsidiary Guarantor

By:	/s/ James Stirbis
	Name:	James Stirbis
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Christophe Vohmann
	Name:	Christophe Vohmann
	Title:	Vice President

WACHOVIA BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gary R. Wolfe
	Name:	Gary R. Wolfe
	Title:	Managing Director

MERRILL LYNCH BANK USA, as a Lender

By:	/s/ Stephanie Vallillo
	Name:	Stephanie Vallillo
	Title:	Vice President

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender

By:	/s/ Darren S. Lane
	Name:	Darren S. Lane
	Title:	Operations Officer

Annex A

Pricing Grid

	Revolving Credit Loans
Consolidated Leverage Ratio	Base Rate Loans	Eurodollar Loans	Commitment Fee Rate
Level I ≥4.50:1.00	3.00%	4.00%	0.50%
Level II <4.50:1.00 but ≥3.75:1.00	2.75%	3.75%	0.50%
Level III <3.75:1.00	2.50%	3.50%	0.375%

Each change in the Applicable Margin or Commitment Fee Rate resulting from a change in the Consolidated Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date (the “Adjustment Date”) of delivery to the Administrative Agent of the financial statements and certificates required by Section 6.1(a) or (b) and Section 6.2(b), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Consolidated Leverage Ratio shall be deemed to be in Level I (i) from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 6.1(a) or (b) and Section 6.2(b) for the first full fiscal period ended after the Closing Date, (ii) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 6.1(a) or (b) and Section 6.2(b), respectively, and (iii) at any time during the existence of an Event of Default.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 6.1 or 6.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin or Commitment Fee Rate, as the case may be, for any Calculation Period than the Applicable Margin or the Commitment Fee Rate, as the case may be, applied for such Calculation Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Calculation Period, (ii) the Applicable Margin or Commitment Fee Rate, as the case may be, shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin or Commitment Fee Rate, as the case may be, for such Calculation Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

Annex A-1